EXHIBIT 10-1

RADIUS GOLD INC.
830 – 355 Burrard Street
Vancouver, BC
V6C 2G8

February 11, 2005

Coastport Capital Inc.
13492 Marine Drive
Surrey, BC V4A 1G2

Dear Sirs:

Re:	Option Agreement (San Ramon Project – Nicaragua) (the
“Agreement”) made as of the 20th day of July, 2004

We hereby agree to waive the requirement set out in Section 3.1(b) of the Agreement to incur exploration expense of at least $330,000 Cdn. in aggregate on the Licenses by February 1, 2005.

All of the other terms and conditions contained in the Agreement shall remain unchanged.

Yours truly,

RADIUS GOLD INC.

“Simon Ridgway”

Simon Ridgway
President

OPTION AGREEMENT
(San Ramon Project - Nicaragua)

Made as of the 20th day of July, 2004

BETWEEN:

RADIUS GOLD INC., a corporation duly amalgamated pursuant to the laws of British Columbia and having an office at 830-355 Burrard Street, Vancouver, BC V6C 2G8
(the “Optionor”)

AND:

COASTPORT CAPITAL INC., a corporation duly incorporated pursuant to the laws of Alberta and having an office at 13492 Marine Drive, Surrey, BC V4A 1G2
(the “Optionee”)

WHEREAS:

A.
The Optionor, pursuant to the terms of an Option Agreement dated October 1, 2003 (the “Underlying Mena Option Agreement”) with Frank Mena (the “Underlying Optionor”) has the right to acquire a 70% interest in various exploration concessions and the applications for exploration concessions, including, but not restricted to, a 70% interest (the “Underlying Interest”) in the exploration concessions and the applications for exploration concessions listed in Schedule “A” to this Agreement (the “Licenses” and also herein called the “San Ramon Project”), all of which are located in north-central Nicaragua, Central America, as more particularly described in Schedule “A”;

B.
Subject to the terms of the Underlying Mena Option Agreement, the Optionor has exclusive possession of and the right to explore and mine the Licenses free and clear of all claims, liens or encumbrances; and

C.
The parties now wish to enter into an agreement whereby the Optionor will grant an option to the Optionee to purchase indirectly through the ownership in Newco (unless otherwise agreed) 50% of the right, title and interest in and to the Licenses (being approximately 71.43% of the Underlying Interest) on the terms and conditions as hereinafter set forth;

THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	In this Agreement:

(a)
“Commercial Production” means the commercial exploitation of mineral products from the Licenses or any part as a mine subsequent to a production program, but does not include milling for the purpose of testing or milling by a pilot plant. Commercial Production shall be deemed to have commenced:

(i)
if a plant is located on the Licenses, on the first day following the first period of 45 consecutive days during which mineral products have been produced from the Licenses at an average rate not less than 80% of the initial design rated capacity of the facilities, or

(ii)
if no plant is located on the Licenses, on the first day of the month following the first period of 45 consecutive days during which mineral products have been shipped from the Licenses on a reasonably regular basis for the purpose of earning revenue;

(b)	“Defaulting Party” has that meaning set out in Subsection 18.1;

(c)	“Dollars ($)” means legal currency of the United States;

(d)	“Exchange” means the TSX Venture Exchange;

(e)	“Holdco” has that meaning as set out in Subsection 6.1(a);

(f)	“Intervening Event” has that meaning as se out in Subsection 22.1;

(g)
“Licenses” means those exploration concessions and applications for exploration concessions set out in Schedule “A” of this Agreement and includes any mineral licenses covering any portion of the ground currently covered by the Licenses which may have been re-acquired by the Optionee or its successors, assigns or associates as a result of any of the Licenses having been previously abandoned;

(h)	“Newco” has that meaning set out in Subsection 6.1(a);

(i)	“Nominee Agreement” is an agreement dated October 1, 2003 between the Optionor and Intima Management N.V., a copy of which forms Schedule “C” to this Agreement;

(j)	“Option” has that meaning set out in Subsection 3.1;

(k)	“Qualifying Transaction” means that term as defined in Policy 2.4 of the Exchange’s Corporate Finance Manual;

(l)	“Royalty” has that meaning set out in the Underlying Option Agreement;

(m)	“San Ramon Project” has that meaning set out in Recital “A” to this Agreement;

(n)	“Underlying Interest” has that meaning set out in Recital “A” to this Agreement;

(o)	“Underlying Mena Option Agreement” has that meaning set out in Recital “A” to this Agreement and a copy of same is attached hereto as Schedule “D” to this Agreement; and

(p)	“Underlying Optionor” has that meaning set out in Recital “A” to this Agreement.

2.	REPRESENTATIONS AND WARRANTIES

2.1	The Optionee represents and warrants to the Optionor that:

	(a)	it is a body corporate duty incorporated, organized, amalgamated and validly subsisting under the laws of the jurisdiction of its amalgamation;

	(b)	it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)
neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which the Optionor is a party or by which it is bound;

	(d)	the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto;

	(e)	effective at the open of the market on February 16, 2004, the Optionee transferred to NEX from Tier 2 of the Exchange, and trading was reinstated in the securities of the Optionee;

	(f)	the trading in the shares of the Optionee is now halted in accordance with Exchange requirements; and

	(g)	the Optionee is required to complete a reactivation, by way of a Qualifying Transaction, which meets the applicable Exchange policies.

2.2	The Optionor represents and warrants to the Optionee:

	(a)	it is a body corporate duly incorporated and validly subsisting under the laws of British Columbia;

(b)
the Licenses have been duly and validly located, staked and recorded, are accurately described in Schedule “A”, are presently in good standing under the laws of the jurisdiction in which they are located and, except as set forth herein, are free and clear of all liens, charges and encumbrances;

(c)
the Optionor is the sole beneficial owner of an exclusive right to acquire the Underlying Interest in and to the Licenses by acquiring 70% of the issued and outstanding shares of Holdco, to be the sole owner of a Newco to which title to the Licences is to be transferred upon the exercise of the Option), subject to the right of the Underlying Optionor to convert his remaining 30% interest in the Licenses into a 4% Royalty (as that term is defined in the Underlying Mena Option Agreement, in which case the Optionor will have the right to acquire 100% of the shares of Holdco), and has the exclusive right to enter into this Agreement and all necessary authority to dispose of a 50% interest in and to the Licenses in accordance with the terms of this Agreement;

	(d)	the Optionor is not in default of the Underlying Mena Option Agreement; and specifically the Optionor has paid those amounts required pursuant to sections 4.3 and 4.4(a) thereof;

(e)
no person, firm or corporation has any proprietary or possessory interest in the Licenses other than the Optionor and the Underlying Optionor and no person is entitled to any royalty or other payment in the nature of rent or royalty on any diamonds, minerals, ores, metals or concentrates or any other such products removed from the Licenses (except the 4% Royalty payable to the Underlying Optionor if he converts his 30% interest into the 4% Royalty, in accordance with Section 5.3 of the Underlying Mena Option Agreement and except the royalty payable to the government according to the Mining Law of Nicaragua, as disclosed in Subsection 3.2(b) of the Underlying Mena Option Agreement;

(f)
there are no other outstanding agreements or options to acquire or purchase any interest or any right in or to the Licenses, and no person has any royalty or other interest whatsoever in the Licenses or any production there from except as referred to in herein and applicable government royalties, fees, taxes or charges;

(g)
the Optionor has the right to dispose of all or a portion of the Underlying Interest in accordance with this Agreement, subject to the terms and conditions set out in Section 7 of the Underlying Mena Option Agreement;

	(h)	the Nominee Agreement was entered into pursuant to the terms of the Underlying Mena Option Agreement and is in good standing and in full force and effect; and

	(i)	effective at 12:01 am July 1, 2004, PilaGold Inc. (formerly Pillar Resources Inc.) amalgamated with Radius Explorations Ltd. and continued as one company named Radius Gold Inc.; and

	(j)	to the best knowledge of the Optionor, the term “Transfer Date” as it is defined in the Underlying Mena Option Agreement means a date not earlier than February 6, 2004.

2.3
The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Licenses by the Optionee and each party will indemnify and save the other party harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach or any representation, warranty, covenant, agreement or condition made by the other party and contained in this Agreement.

3.	GRANT OF OPTION TO PURCHASE

3.1
Subject to Section 4.1 the Optionor hereby grants to the Optionee the exclusive and irrevocable option (the “Option”) to acquire, free of all liens, charges, encumbrances, claims or rights of others, an undivided 50% right, title and interest in and to the Licenses, exercisable by the Optionee:

	(a)	incurring exploration expense of at least $200,000 Cdn. on the Licenses by December 1, 2004;

	(b)	incurring exploration expense of at least $330,000 Cdn. In aggregate on the Licenses by February 1, 2005;

	(c)	incurring exploration expense of at least $1,000,000 in aggregate on the Licenses by December 31, 2005; and

(d) incurring exploration expense of at least $2,000,000 in aggregate on the Licenses by July 1, 2006.

4.	CONDITIONS OF THE OPTIONEE - QUALIFYING TRANSACTION & FINANCING

4.1	The granting of the Option by the Optionor to the Optionee is subject to:

(a)
receipt of written notice from the Exchange to the Optionee on or before September 30, 2004, unless otherwise agreed by the parties, that the Exchange has accepted for filing all material amounting to a Qualifying Transaction including the granting of the Option. The parties will use their collective best efforts to obtain such approval as expeditiously as is reasonably possible;

(b) the Optionee having exploration funds of at least $500,000 Cdn available at the time the Optionee receives Exchange approval to the Qualifying Transaction;

(c) pursuant to Article 7 of the Underlying Mena Option Agreement, the Underlying Optionor having consented to proposed transfer to the Optionee; and

(d)
pursuant to Section 7.4 of the Underlying Mena Option Agreement, the Optionee having covenanted to and agreed to be bound by the Underlying Mena Option Agreement with respect to the San Ramon Project only.

5.	EXERCISE OF OPTION

5.1
Upon the completion of the incurrence of exploration expense set out in Subsection 3.1 the Option shall be exercised and the Optionee will, subject to the right of the Underlying Optionor to receive the Royalty, own 50% of the right, title and interest in and to the Licenses.

6.	TRANSFER OF TITLE

6.1	Upon completion of the exercise of the Option, the Optionor, will either:

(a)
cause a new corporation to be incorporated in Aruba (“Holdco”) and a new corporation to be incorporated in Nicaragua (“Newco”), cause all of the shares in Newco to be issued to Holdco and cause all of the interest in the Property of the Underlying Optionor and the Optionor to be transferred to Newco and have issued to or transferred to the Optionee such percentage interest in Holdco such that Optionee will own a 50% indirect interest in the Licenses; or

(b)
with the written consent of the Optionee (and the written consent of the Underlying Optionor, if at such time either the Optionee or Optionor are of the opinion that such consent is then necessary) deliver to the Optionee a duly executed transfer in registrable form of 50% right, title and interest in and to the Licenses in favour of the Optionee which the Optionee will be entitled to register against title to the Licenses.

7.	OPTION ONLY

7.1
Except for incurring the exploration expense set out in Subsection 3.1(a) of this Agreement, which is a commitment of the Optionee and except for the exploration expense set out in Subsection 3.1(b), if and only if the Optionee has not advised the Optionor in writing by

December 1, 2004 that the Optionee will not be incurring the exploration expense set out in Subsecction 3.1(b) this Agreement is for an option only, and the Optionee is not obliged to make any payment of money to the Optionor, issue and deliver any shares in the capital of the Optionee or incur exploration expense on the Licenses.

7.2
Subject to Section 7.1, the Optionor hereby agrees that the Optionee may terminate the Option at any time and the Optionee hereby agrees that, upon any termination of the Option by it, the Licenses will be unencumbered and in good standing. The Optionee will pay all taxes and assessments required to maintain the Licenses in good standing during the term of the Option. Upon termination the Optionee shall have no further obligations to incur exploration expenditures on the Licenses.

8.	JOINT VENTURE

8.1	The Optionor will use its best efforts to cause the Underlying Optionor to convert his 30% interest in the Licenses to a royalty.

8.2
In the event that the Underlying Optionor does not convert his interest into a royalty, then, the Optionor, the Optionee and the Underlying will enter into the form of shareholder agreement required by Subsection 5.4(a) of the Underlying Mena Option Agreement, unless each of the Optionor, the Optionee and the Underlying Optionor have agreed to enter into a joint venture.

8.3
Subject to either (a) the Underlying Optionor converting his 30% interest into a royalty and the Optionor and the Optionee agreeing to enter into a joint venture (rather than a shareholders agreement as anticipated by the Underlying Mena Option Agreement) or (b) the Underlying Optionor, the Optionor and the Optionee agreeing to enter into a joint venture (rather than a shareholders agreement as anticipated by the Underlying Mena Option Agreement), upon the Optionee earning its interest under Section 5.1, all operations shall be conducted as a joint venture in accordance with a Joint Venture Agreement the salient provisions of which are set forth in Schedule “B”. The establishment of the Joint Venture Agreement and the assignment of interests in the Licenses in accordance with the terms of this Agreement shall be effected in the manner as may be determined by the Optionor and the Optionee to be the most advantageous having regard to the mining and taxation laws applicable at that time.

9.	RIGHT OF ENTRY

9.1	During the currency of this Agreement, the Optionee, its employees, agents and independent contractors, will have the sole and exclusive right to:

	(a)	enter upon the Licenses;

	(b)	have exclusive and quiet possession thereof,

	(c)	do such prospecting, exploration, development or other mining work thereon and thereunder as the Optionee in its sole discretion may consider advisable; and

	(d)	bring and erect upon the Licenses such facilities as the Optionee may consider advisable.

10.	COVENANTS OF THE OPTIONOR

10.1	During the currency of this Agreement the Optionor will:

	(a)	not do any act or thing which would or might in any way adversely affect the rights of the Optionee hereunder;

(b)
make available to the Optionee and its representatives all records and files in the possession of the Optionor relating to the Licenses and permit the Optionee and its representatives at its own expense to take abstracts therefrom and make copies thereof;

	(c)	promptly provide the Optionee with any and all notices and correspondence received by the Optionor from government agencies in respect of the Licenses;

	(d)	as it pertains to the Licenses, keep the Underlying Mena Option Agreement in good standing;

	(e)	promptly advise the Optionee in the event there is a default by the Optionor in the Underlying Mena Option Agreement;

(f)
if there is a default or imminent potential default of the Optionor under the Underlying Option Agreement, to allow the Optionee to make such payment or do such thing, as to ensure that the rights of the Optionee are not adversely affected by such default; and

	(g)	upon exercise by the Optionee of the Option hereunder, exercise its option to the Licenses under the Underlying Mena Option Agreement, including fulfilling those conditions in section 5.1 hereof.

11.	COVENANTS OF THE OPTIONEE

11.1	During the currency of this Agreement, the Optionee will:

(a)
keep the Licenses free and clear of all liens, charges and encumbrances arising from their operations hereunder and in good standing by the doing and filing of all necessary work and by the doing of all other acts and things and making all other payments which may be necessary in that regard;

(b)
permit the Optionor, or its representatives duly authorized by it in writing, at its own risk and expense, access to the Licenses at all reasonable times and to all records prepared by the Optionee in connection with work done on or with respect to the Licenses;

(c)
conduct all work on or with respect to the Licenses in a careful and minerlike manner and in compliance with all applicable Federal, State and local laws, rules, orders and regulations, and indemnify and save the Optionor harmless from any and all claims, suits, actions made or brought against it as a result of work done by the Optionee on or with respect to the Licenses; and

	(d)	not do any act or omit to do any act so as to cause the Optionor to be or become in default under the Underlying Mena Option Agreement.

12.	REGISTRATION OF AGREEMENT

12.1
Notwithstanding any term of this Agreement, the Optionee will have the right at any time to register this Agreement or a Memorandum thereof against title to the Licenses, subject to the laws of Nicaragua.

13.	DISPOSITION OF LICENSES

13.1	Subject to Subsection 13.2, the Optionee may at any time sell, transfer or otherwise dispose of all or any portion of its interest in and to the Licenses and this Agreement.

13.2	In the event that the Optionee intends to sell, transfer or otherwise dispose of all of its interest in and to the Licenses and this Agreement, it will first:

(a) pursuant to Article 7 of the Underlying Mena Option Agreement, have the Underlying Optionor consent to proposed transfer;

(b) pursuant to Section 7.4 of the Underlying Mena Option Agreement, have the Optionee covenant to and agree to be bound by the Underlying Mena Option Agreement; and

(c) cause the intended transferee to agree in writing with the Optionor to comply with the terms of this Agreement.

14.	CONFIDENTIAL NATURE OF INFORMATION

14.1
The parties agree that all information obtained from the work carried out hereunder and under the operation of this Agreement will be the exclusive property of the parties and will not be used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority having jurisdiction, or with the written consent of both parties, such consent not to be unreasonably withheld. Notwithstanding the foregoing, it is understood and agreed that a party will not be liable to the other party for the fraudulent or negligent disclosure of information by any of its employees, servants or agents, provided that such party has taken reasonable steps to ensure the preservation of the confidential nature of such information.

15.	FURTHER ASSURANCES

15.1
The parties hereto agree that they and each of them will execute all documents and do all acts and things within their respective powers to carry out and implement the provisions or intent of this Agreement.

16.	NOTICE

16.1
Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and will be given by the delivery or the same or by mailing the same by prepaid registered or certified mail in each case addressed as provided in page 1 of this Agreement.

16.2
Any notice, direction or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the tenth business day following the day of mailing, except in the event of disruption of the postal services in which event notice will be deemed to be received only when actually received.

16.3
Any party may at any time give to the other notice in writing of any change of address of the party giving such notice and from and after the giving of such notice, the address or addresses therein specified will be deemed to be the address of such party for the purpose of giving notice hereunder.

17.	HEADINGS

17.1	The headings to the respective sections herein will not be deemed part of this Agreement but will be regarded as having been used for convenience only.

18.	DEFAULT

18.1
If any party (a “Defaulting Party”) is in default of any requirement herein set forth (not including any provision of Subsection 3.1 of this Agreement), the party affected by such default will give written notice to the defaulting Party specifying the default and the Defaulting Party will not lose any rights under this Agreement, unless within 30 days after the giving of notice of default by the affected party the Defaulting Party has not cured the default by the appropriate performance and if the Defaulting Party fails within such period to cure any such default, the affected party will be entitled to seek any remedy it may have on account of such default.

19.	PAYMENT

19.1
All references to monies hereunder will be in United States funds except where otherwise designated. All payments to be made to any party hereunder will be either wired to the bank account of the intended party or mailed or delivered to such party at its address for notice purposes as provided herein, or for the account of such party at such bank or banks as such party may designate from time to time by written notice. Said bank or banks will be deemed the agent of the designating party for the purpose of receiving, collecting and receiving such payment.

20.	ENUREMENT

20.1	This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

21.	TERMS

21.1	The terms and provisions of this Agreement shall be interpreted in accordance with the laws of British Columbia and the applicable laws of Nicaragua.

22.	FORCE MAJEURE

22.1
No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority or non-availability of materials or transportation (each an “Intervening Event”).

22.2	All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in Subsection 22.1.

22.3
A party relying on the provisions of Subsection 22.1 will take all reasonable steps to eliminate an Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

23.	ENTIRE AGREEMENT

23.1	This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations.

24.	TIME OF ESSENCE

24.1	Time will be of the essence in this Agreement.

25.	EXECUTION OF AGREEMENT

25.1	This Agreement may be signed in counterpart and by fax.

RADIUS GOLD INC.	)
)
)
Per:	)
“Simon T. Ridgway”	)
Signature of Authorized Signatory	)
)
Simon T. Ridgway	)
Name of Authorized Signatory	)

COASTPORT CAPITAL INC.	)
)
)
Per:	)
“Laurie W. Sadler”	)
Signature of Authorized Signatory	)
)
Laurie W. Sadler	)
Name of Authorized Signatory	)

Schedule “A”
This is Schedule “A” to the Option Agreement dated July 20, 2004 between Radius Gold
Inc., as Optionor and Coastport Capital Inc., as Optionee

San Ramon Project
NICARAGUA, CENTRAL AMERICA

The San Ramon Project is located in north-central Nicaragua, Central America. The Project consists of a one granted licence and two licence applications.

San Ramon Project - Mineral Concessions (11,150 ha)

Granted Licences (800.0ha)
	Name	Project	Valid	Area (ha)	Details
1	S. Ramón Matiguas	San Ramon	25 years	800	granted 8-Apr-02
				800
Applications (10,350.0ha)a
2	S. Ramón Mat.II	San Ramon	applicatio	4,800	applied for 7/9/2003
3	Mina Verde	San Ramon	applicatio	5,550	applied for 8/21/2003
				10,350

Schedule “B”

This is Schedule “B” to the Option Agreement dated July 20, 2004 between Radius Gold
Inc., as Optionor and Coastport Capital Inc., as Optionee

MINIMUM TERMS OF JOINT VENTURE

The Joint Venture Agreement will contain the following minimum terms together with such other terms and conditions as the respective counsel for the parties may reasonably request in order that the affairs of the Optionor, Frank Mena (if and only if he has not converted his 30% interest into a royalty) and the Optionee (the "Participants") in respect of the Licenses may be reasonably carried out as a joint venture operation (the “Joint Venture”):

1.
on the date that the Optionee has exercised the Option in full and acquired its 50% interest in the Licenses, the Optionor will hold either a 20% participating interest or a 50% participating interest and, in any event, the Optionee will hold a 50% participating interest in the Joint Venture (the “Proportionate Interests”);

2.	the Proportionate Interest of each Participant in the deemed Expenditures (“Participant’s Initial Contribution”) at the time of exercise of the Option will be:

Participant	Participating Interest
The Optionor	US $2,000,000 (deemed), if it holds a 50% interest at the time of the exercise of the Option, otherwise $800,000 (deemed)
The Optionee	US $2,000,000 (deemed)
Frank Mena	$1,200,000 (deemed), if he has not converted his 30% interest into a royalty prior to the exercise of the option

3.
the parties agree that if the Optionee arranges an agreement with a major company to participate in the Joint Venture, then each of the Optionor and the Optionee will contribute pro rata from their Proportionate Interest to the major company.

4.	the objectives of the Joint Venture will be to further explore and, if feasible, to place the Licenses or some part thereof into Commercial Production;

5.
the affairs of the Joint Venture will be governed by the direction and control of a management committee (the “Management Committee”) to be composed of one representative and one alternate from each of the Participants, with decisions of the Management Committee to be determined by a majority of the percentage interests in the Licenses as voted by the representatives, except that if there is a deadlock, the deciding vote will be cast by the Operator;

6.	any decision to place the Licenses into Commercial Production is to be based on a bankable feasibility study approved by the Management Committee;

7.
The Optionee will initially act as the Operator of the Joint Venture, subject to the budget and programmes which when duly approved by the parties under the Joint Venture shall be “Approved Programme and Budget” as determined by the Management Committee and will have such other powers and duties as required to carry out that function. If the Optionee’s interest falls below 50%, then the Optionor may request a change of Operator. The Operator will be paid a fee as follows:

(a)
following formation of a Joint Venture between the Participants but prior to the Commencement of Commercial Production, 5% of all exploration expenditures except in the case of exploration expenditures under a single contract in excess of $100,000 in which case the fee will be 2% of those expenditures; and

(b)
after the commencement of Commercial Production, 3% of all development and production expenditures except in the case of development and production expenditures under a single contract in excess of $100,000 in which case the fee will be 2% of such development and production expenditures;

8.
the joint operations under the Joint Venture will commence automatically on the date of the Exercise, whether or not a formal joint venture agreement has been entered into. The Management Committee will hold its first joint venture meeting within 60 days of the Exercise, and the parties agree to have a formal joint venture agreement finalized within 190 days of the Exercise;

9.
each Participant is entitled to elect to participate, in proportion to its interest (“Proportionate Share”), the exploration, development, and mining operation of the Licenses subject to the following:

(a)
If Participant elects not to contribute its share of costs and the other Participant elects to contribute to the shortfall which has been created thereby, the interests of the Participants shall be adjusted so that each Participant holds an interest which is proportionate to its contribution to the total exploration, development and mining operation costs. If a Participant permits its interest to be reduced to 15% or less, then that Participant shall be deemed to have withdrawn from the Joint Venture and its interest will be converted to a 2% Net Smelter Returns Royalty;

(b)
If a Participant elects not to contribute its share of costs, or elects to contribute less than its agreed upon share of costs, and the other Participant is unwilling or unable to contribute to the shortfall which has been created thereby, that Participant may elect to continue with the programme based on its proportionate share of costs, and the interests of the Participants shall be adjusted so that each Participant holds an interest which is proportionate to its contribution to the total exploration costs. If a Participant permits its interest to be reduced to 15% or less, then that Participant shall be deemed to have withdrawn from the Joint Venture and its interest will be converted to a 2% Net Smelter Returns Royalty;

10.
a Participant contributing its Proportionate Share of mine costs is entitled to receive, in kind, its proportionate share of any minerals produced from a mine on the property and to separately dispose of the same;

11.	each Participant will have a right of first refusal for sixty days in respect of the other Participant wishing to dispose all or a part of its Proportionate Share in the Joint Venture;

12.
if a Participant defaults in paying its share of expenditures related to an Approved Programme and Budget in which it elected to participate, the non-defaulting Participant shall apprise the defaulting Participant of the default whereupon the defaulting Participant shall have 30 days to pay the moneys owed. If, after receiving the notice and opportunity to cure the default of the moneys remaining unpaid, the defaulting Participant's interest will be reduced according to the following formula:

Divide the sum of:

(i)	the agreed value of the Participant's Initial Contribution;

(ii)	the total of all of the Participant's Contribution under the Joint Venture; and

(iii)	the amount, if any, the Participant elects to contribute and does contribute (including such amount paid on account of default of another Participant) to the adopted Approved Programme and Budget;

by the sum of (i), (ii), and (iii) for all Participants; and Multiply the result by 100.

Schedule “C”
This is Schedule “C” to the Option Agreement dated July 20, 2004 between Radius Gold
Inc., as Optionor and Coastport Capital Inc., as Optionee

Copy of the Nominee Agreement

NOMINEE AGREEMENT
"Chorti Aruba A.V.V."
Aruba, October 1, 2003

To:	Pillar Resources Inc. Suite 830, 355 Burrard Street Vancouver, BC V6C 2G8 Canada.

Dear Sirs,

This is to confirm that the undersigned, Intima Management N.V., a company incorporated and established under the laws of Aruba, hereinafter referred to as "Intima", has received 700 shares, hereinafter referred to as the "Shares", having a par value of US$ 1 each in the capital stock of Chorti Aruba A.V.V., a company incorporated and established under the laws of Aruba, hereinafter referred to as the "Company", and having its registered office located at Watapanastraat 7, Ponton, Oranjestad, Aruba, said shares having been paid for in full by you, are your full and absolute property, and are being held by Intima as your nominee.

Intima will only act with respect to voting rights and all other aspects relating to the Shares in accordance with your written instructions:

1.	the Shares will not be sold or pledged without your prior consent;

2.	no dividend paid out by the Company may be retained or disposed of by us without your prior consent;

3.	Intima shall not vote to authorize the Company to enter into any other activities or agreements unless so instructed by you;

4.	the Shares will be assigned to you or to your order, upon receipt of written request from you;

5.	any other shareholder rights will only by exercised upon receipt of your written instructions.

Any dividends emanating from our holding of the Shares will be received for your account.

We shall keep this agreement confidential to the extent that this is legal under the laws of Aruba, the laws of any jurisdiction wherein the Company is doing business or the laws of the jurisdiction where the principal(s) and/or beneficial owner(s) ofthe Company is/are legally residing or established, or until we are obliged to disclose its contents by virtue of an Aruba Court Order or Court Order of any aforementioned jurisdictions.

This agreement may be terminated at any time by either of us, providing that the other party is duly notified of such termination. You hereby agree to hold us at all times hereafter indemnified against any and all actions, proceedings, liabilities, claims, losses, damages, costs, legal and/or other expenses which we might incur or which could arise by reason of any act done or omitted to be done under the terms of this agreement, or by carrying out any instruction hereafter given to us by you with respect to the aforementioned shares, except that I shall not be indemnified in the event of any act of gross negligence or willful malfeasance on our part.

If this letter accurately reflects our understanding and agreement, please sign the enclosed copy in the appropriate space below and return same to us.

Sincerely Yours, /s/ Intima Management N.V.	Accepted, /s/ Pillar Resources Inc.

COPY

Chorti Aruba A.V.V.

ESTABLISHED UNDER THE LAWS OF ARUBA
STOCK CERTIFICATE NUMBER: 1
SHARES NUMBERED: 1 through 700

This is to certify that:

Intima Management N.V. in trust for Pillar Resources Inc.

Chorti Aruba A.V.V.

a corporation established under the laws of Aruba, by notarial deed executed before a civil-law notary of Aruba, on October 1, 2003; the text of this deed having been consented to then by the Minister of Justice of Aruba, on September 30, 2003, by decree No. 9363/A.V.V.

This stock certificate being subject in all respects to the terms, and conditions set forth in the said notarial deed of incorporation of:

Chorti Aruba A.V.V.

The authorized capital amounts to US$ 6,000 divided into 6,000 shares, each with a par value of US$ 1.

IN WITNESS WHEREOF, Chorti Aruba A.V.V. has caused this certificate to be signed by its Legal Representative on October 1, 2003.

EuroTrust International N.V.

Chorti Aruba A.V.V.

ESTABLISHED UNDER THE LAWS OF ARUBA
STOCK CERTIFICATE NUMBER: 2
SHARES NUMBERED: 701 through 1,000

This is to certify that:

Frank Mena Marenco

Chorti Aruba A.V.V.

a corporation established under the laws of Aruba, by notarial deed executed before a civil-law notary of Aruba, on October 1, 2003; the text of this deed having been consented to then by the Minister of Justice of Aruba, on September 30, 2003, by decree No. 9363/A.V.V.

This stock certificate being subject in all respects to the terms, and conditions set forth in the said notarial deed of incorporation of:

Chorti Aruba A.V.V.

The authorized capital amounts to US$ 6,000 divided into 6,000 shares, each with a par value of US$ 1.

IN WITNESS WHEREOF, Chorti Aruba A.V.V. has caused this certificate to be signed by its Legal Representative on October 1, 2003.

EuroTrust International N.V.

Schedule “D”
This is Schedule “D” to the Option Agreement dated July 20, 2004 between Radius Gold
Inc., as Optionor and Coastport Capital Inc., as Optionee

Copy of the Underlying Mena Option Agreement

FRANK MENA

and

PILLAR RESOURCES INC.

OPTION AGREEMENT

FASKEN MARTINEAU DUMOULIN
BARRISTERS & SOLICITORS
2100 - 1075 GEORGIA STREET
VANCOUVER, B.C.
V6G 3G2

- ii -

- iii -

OPTION AGREEMENT

THIS OPTION AGREEMENT is made as of the 1st day of October, 2003

AMONG:

Frank Mena, a businessman, residing at Los Robles, Embajada Gran Bretaña 1/2 Cuadra Abajo, Managua, Nicaragua (the "Optionor")

AND:

Pillar Resources Inc., a company incorporated under the laws of British Columbia having its principal offices in Vancouver, Canada (the "Optionee")

WITNESSES THAT WHEREAS:

A.	The Optionor owns or controls 30% of the issued and outstanding shares of Chorti Holdings S.A., a Nicaraguan company, and the balance of such shares are held by a trustee;

B.
Chorti Holdings S.A. is or will be the owner and registered holder of a one hundred percent (100%) interest in and to several mineral concessions located in Nicaragua and described in Schedule 1 of this Agreement;

C.
Pursuant to a letter agreement between the Parties dated February 27, 2003, the Optionor has agreed to grant to the Optionee, subject to and upon the terms of this Agreement, an option to acquire indirectly a 70% interest in such mineral concessions;

D.
The Optionor and the Optionee have established a new company incorporated under the laws of Aruba, Chorti Aruba A.V.V., which will be the sole owner of Chorti Holdings S.A., and the Optionee has agreed to establish as its wholly owned subsidiary a new company incorporated under the laws of Nicaragua through which the Optionee will conduct exploration and mining operations on the Properties;

NOW THEREFORE in consideration of the premises and the covenants, agreements, representations and warranties herein, the sufficiency of which is hereby acknowledged, the Parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1         Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls or is controlled by that Person and for any individual includes his or her Associates. For the purposes of this definition “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through the ownership of voting securities, contract, voting trust or otherwise.

“Agreement” means this option agreement and all schedules and instruments in amendment or confirmation of it and the expressions “Article” and “Section” followed by a number mean and refer to the specified article or section of this Agreement.

“Area of Interest” means the area within a perimeter that is two kilometres from the boundaries of the Properties, as they exist from time to time, including any New Concession acquired under Article 12 but excluding any Mineral Rights or Surface Rights already held at the time of the acquisition of the New Concession by a Party and wholly or partly within the Area of Interest of such New Concession.

"Associate" means one or more of the following relationships with an individual Person:

(i)	a corporation which that Person or another Associate of that Person controls;

(ii)	a partner of that Person;

(iii)	a trust or estate in which that Person has a substantial beneficial interest or for which that Person serves as trustee or in a similar capacity;

(iv)	that Person's spouse or an immediate relative (i.e. child, parent, sibling, spouse of a sibling or child of a sibling) of that Person or that Person's spouse.

“Authorization” means, with respect to any Person, any order, permit, approval, waiver, licence or similar authorization of any governmental or public department, central bank, commission, board, bureau, agency or instrumentality or stock exchange having jurisdiction over the Person.

“Business Day” means any day of the year, other than a Saturday, Sunday or any other day on which banks closed in Vancouver, British Columbia, Canada or in Aruba.

“Chorti” means Chorti Holdings S.A.

“Chorti Aruba” means Chorti Aruba A.V.V., incorporated under the laws of Aruba, the shares of which are owned by the Optionor as to 30% and Trustco as to 70%.

“Concession Area” means one of the Properties that are described in Schedule 1 of this Agreement, as it may be modified and varied under the laws of Nicaragua from time to time, and includes the area of any New Concession adjacent to such Property, but excludes any Newco Property.

“Effective Date" means the date that the Option commences, being the date that the conditions precedent set out in Section 2.1 have been met.

“Encumbrances” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant, option, right of pre-emption, privilege or any contract to create any of the foregoing or any other arrangement or condition which, in substance, secures payment or performance of an obligation or which is capable of registration against title.

"Expenditures" means all costs and expenses of whatever kind or nature spent or incurred by or on behalf of the Optionee since the date of the Letter Agreement in the conduct of exploration, development and evaluation activities on or in relation to the Properties including, without limitation:

(i)
in holding the Properties in good standing (including any monies expended as required to comply with the Laws, such as for the completion and submission of assessment work and filings required in connection therewith), in curing title defects and in acquiring and maintaining surface and other ancillary rights, including payments to underlying property owners;

(ii)
in preparing for and in the application for and acquisition of environmental and other permits necessary or desirable to commence and complete exploration, development and evaluation activities on the Properties;

(iii)
in doing geophysical and geological surveys, drilling, assaying and metallurgical testing, including costs of assays, metallurgical testing and other tests and analyses to determine the quantity and quality of minerals, water and other materials or substances;

(iv)	in acquiring services or facilities or the use thereof and for all parts, supplies and consumables;

(v)	for salaries and wages, including actual labour overhead expenses for employees assigned to exploration, development and evaluation activities;

(vi)
travelling expenses and fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Properties including for their food, lodging and other reasonable needs;

(vii)	payments to contractors or consultants for work done, services rendered or materials supplied;

(viii)	all taxes or other imposts levied against or in respect of the Properties or activities thereon and the cost of insurance premiums and performance bonds or other security; and

(ix)
a charge equal to 10% of all Expenditures referred to in clauses (i) to (viii) above for unallocable overhead and head office expenses of the Optionee and all other expenses relating to supervision and management of all work done with respect to and for the benefit of the Properties.

“Holdco” means a new company incorporated under the laws of Aruba as the parent company of a Newco and, unless the Optionor converts its Interest to the Royalty, to be jointly owned by the Optionor and the Optionee initially in the ratio of 70% to 30%.

“Interest” means an undivided right, title and interest, directly or indirectly, in a Concession Area, including through the ownership of shares of a company which, directly or indirectly, owns the Concession Area.

“Laws” means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, guidelines, and general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which the word is used.

“Letter Agreement” means the letter agreement dated February 27, 2003 between the Optionor and the Optionee which contemplated the Parties entering into this Agreement.

“Mineral Rights” means interests in minerals and rights to minerals including, without limitation, exploration licenses, mineral concessions and other forms of mineral title under the laws of Nicaragua, whether contractual, statutory or otherwise.

“New Concession” means a new concession that is adjacent to any of the Properties and which is granted to Chorti after the Effective Date.

“Newco” means a new company to be incorporated under the laws of Nicaragua and, if the Option is exercised in relation to a Concession Area, to which such Concession Area will be transferred pursuant to the terms of this Agreement.

“Newco Property” means any Concession Area for which the Option has been exercised.

“Opco” means a new company incorporated under the laws of Nicaragua, wholly owned by the Optionee, through which exploration and mining operations will be conducted on the Properties.

“Option” has the meaning specified in Section 4.1.

“Option Period” means:

(i)	in relation to any Concession Area, the period commencing on the Effective Date and ending on the earliest of the dates upon which the Option for such Concession Area has been exercised, has been terminated by the Optionor pursuant to Section 4.4 or Section 4.5 or has been terminated by the Optionee pursuant to Section 4.9; and

(ii)	in relation to the entire Option, the period commencing on the Effective Date and ending on the date that the Option Period for the last Concession Area held by Chorti ends.

“Parties” means the Optionor and the Optionee and any other Person who may become a party to this Agreement by, through or under the Optionor or the Optionee.

“Person” means a natural person, partnership, limited liability partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning.

“Properties” means the Nicaraguan mineral concession areas described in Schedule 1 of this Agreement, as they exist on the date of this Agreement.

"Regulatory Approval" means the Authorizations required by the Optionee for its participation in the transactions contemplated herein from all stock exchanges and other regulatory authorities having jurisdiction and includes, if required by any such authority, the approval of shareholders.

“Royalty” means, in relation to any Concession Area, a 4% net smelter return royalty interest to which the Optionor may be entitled pursuant to Section 5.3, subject to the Optionee’s the right to buy back up to 2% of such any royalty at price of $1,250,000 per percentage point, all in accordance with the Royalty Agreement.

“Royalty Agreement” means, with respect to any Concession Area, the royalty agreement in substantially the form set forth in Schedule 2 of this Agreement, duly executed by the Optionee as payor and the Optionor as royalty holder, in the circumstances described in Section 5.3.

“Shareholders’ Agreement” means, with respect to any Holdco, a shareholders’ agreement in substantially the form set forth in Schedule 3 of this Agreement, duly executed by the Parties and by Holdco, that sets out the rights and obligations of the Parties with respect to the management of Holdco and its Newco subsidiary and the conduct of their respective businesses and affairs.

”Surface Rights” means any interest in any real property, whether freehold, leasehold, license, right of way, easement or any other surface or other right in relation to real property, and includes water rights or any interest therein, but not including any Mineral Rights.

“Transfer Date” means, for any Property, the date that the Property was transferred to and registered or recorded in the name of Chorti.

“Trust Agreement” means the trust agreement between Trustco and the Parties, containing the trust conditions described in Schedule 4 of this Agreement.

“Trustco” means the trustee under the Trust Agreement.

Section 1.2         Included Words

               This Agreement will be read with such changes in gender or number as the context will require.

Section 1.3         Headings

               The headings to the articles, paragraphs, parts or clauses of this Agreement are inserted for convenience only and will not affect the construction hereof.

Section 1.4         References

               Unless otherwise stated, a reference herein to a numbered or lettered article, paragraph, clause or schedule refers to this article, paragraph, clause or schedule bearing that number or letter in this Agreement. A reference to this Agreement, hereof, hereunder, herein or words of similar meaning, means this Agreement including the schedules hereto, together with any amendments thereof.

Section 1.5         Currency

               All dollar amounts expressed herein, unless otherwise specified, refer to lawful currency of the United States.

Section 1.6         Schedules

               The following schedules are incorporated into this Agreement by reference:

Schedule	Description
1	Properties Description and Fees
2	Royalty Agreement
3	Form of Shareholders’ Agreement
4	Trust Conditions

Section 1.7         Governing Law

               This Agreement will be construed and governed by the laws in force in British Columbia and, except where matters are expressed herein to be subject to arbitration, the courts of British Columbia will have exclusive jurisdiction to hear and determine all disputes arising hereunder. This Section 1.7 will not be construed:

(a)
to affect the rights of a Party to enforce a judgment or award outside British Columbia, including the right to record or enforce a judgment or award in a jurisdiction in which any of the Properties is situated;

(b)	to supersede the laws of Nicaragua applicable to the Concession Areas and the rights and obligations of a concession holder thereunder.

Section 1.8         Severability

               If any provision of this Agreement is or becomes illegal, invalid or unenforceable, in whole or in part, the remaining provisions will nevertheless be and remain valid and subsisting and the said remaining provisions will be construed as if this Agreement had been executed without the illegal, invalid or unenforceable portion.

ARTICLE 2
CONDITIONS PRECEDENT

Section 2.1         Regulatory Approval

               As soon as practicable following the execution of this Agreement, the Optionee will use its best efforts to obtain Regulatory Approval. If Regulatory Approval has not been received by [June 30, 2003?], then the Optionee will have the right to terminate this Agreement by notice to the Optionor. Upon such notice, this Agreement will be at an end and neither party will have any obligation to the other hereunder.

               The Optionee will forthwith provide to the Optionor evidence of the completion of its obligations under this Section 2.1.

Section 2.2         Optionor’s Covenants

               As soon as practicable after the execution of this Agreement, the Optionor will, at the expense of the Optionee, cause the transfer to Chorti of any of the Properties that are not already held by Chorti, such that Chorti becomes the registered holder of the each of the Properties.

               As soon as practicable after the Optionee has completed its obligations under Section 2.1, the Optionor will execute and deliver the Trust Agreement to each of the Optionee and Trustco.

               The Optionor will forthwith provide to the Optionee evidence of the completion of its obligations under this Section 2.2.

Section 2.3         Optionee’s Covenants

               Subject to the Optionor’s completion of its obligations under Section 2.2, the Optionee will promptly:

(a)	procure the incorporation of Opco under the laws of Nicaragua as a wholly owned subsidiary of the Optionee; and

(b)
reimburse the Optionor for the reasonable costs and expenses of compliance with its obligations under Section 2.2, to the extent that the Optionee did not bear such costs and expenses in the first instance.

Section 2.4         Fulfilment of Conditions

               The date that the last of the Optionor’s obligations under Section 2.2 is fulfilled will be the date that the Option commences, provided that if the Optionor has failed to complete all of such requirements by December 31, 2003, then the Optionee will be entitled to terminate this Agreement by notice to the Optionor.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1         Mutual Representations and Warranties

               Each of the Parties represents and warrants to the other Party hereto that:

(a)
neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it or he is a party;

(b)	the execution and delivery of this Agreement do not violate or result in the breach of any Laws;

(c)	this Agreement constitutes a legal, valid and binding obligation of the Party enforceable against it or him in accordance with its terms; and

(d)
no proceedings are pending or threatened for and the Party is unaware of any basis for the institution of any proceedings leading to its or his bankruptcy or subjection to bankruptcy or to any other Laws governing the affairs of insolvent persons.

Section 3.2         Optionor's Representations and Warranties

               The Optionor represents and warrant to the Optionee that:

(a)	the Properties:

(i)
are fully and accurately described in Schedule 1 of this Agreement, and the Optionor has no an interest in any other Mineral Rights or Surface Rights which are located wholly or in part within the Area of Interest;

(ii)
are in good standing under the applicable laws of Nicaragua, including the incurring of expenditures and the payment of surface taxes or other monies, until the dates shown in Schedule 1 of this Agreement;

	(iii)	have been duly and validly staked or otherwise properly and legally acquired, and

(iv)
are recorded or registered in the name of Chorti, free and clear of all Encumbrances except those specifically identified in Schedule 1 of this Agreement, and the Optionor and Chorti are in exclusive possession of each Property;

(b)
there are no outstanding agreements or options to acquire or purchase any of the Properties, no person has any royalty or other interest whatsoever in production therefrom (except the royalty payable to the government according to the Mining Law of Nicaragua), and there is no adverse claim or challenge against or to the ownership of or title to any of the Properties (including, without limitation, from any artisanal miner, garimpeiro or aboriginal group), nor to the best of its knowledge is there any basis therefor;

(c)	has received no notice and has no knowledge of any proposal to terminate or vary the terms of or rights in the Properties from any government or other regulatory authority;

(d)
there are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Properties, nor to the best of its knowledge have any activities on or in relation to the Properties been in violation of any environmental Laws, and to the best of his knowledge, conditions on and relating to the Property are in compliance with such Laws; and

(e)
there are no consents, approvals, waivers or other authorizations from third parties necessary for the Optionor to enter into or carry out his obligations under this Agreement except those which have already been obtained.

(f)
to the best of his knowledge there is no fact or circumstance known to him which has not been disclosed to the Optionee which would render any of the foregoing representations and warranties untrue, incomplete or otherwise misleading.

Section 3.3         Optionee's Representations and Warranties

               The Optionee represents and warrants to the Optionor as follows:

(a)	it is a body corporate duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;

(b)	it has full power and authority to carry on its business and to enter into this Agreement;

(c)	the execution and delivery of this Agreement do not violate or result in the breach of its organizational documents;

(d)	there are no proceedings pending or threatened for its dissolution or winding-up;

(e)	other than Regulatory Approval:

(i) all corporate authorizations have been obtained for the execution of this Agreement and for the performance of its obligations hereunder, and

(ii) there are no consents, approvals, waivers or other authorizations from third parties necessary for the Optionee to enter into or carry out its obligations under this Agreement except those which have already been obtained.

Section 3.4         Survival of Representations and Warranties

               The representations, warranties and covenants contained in this Agreement are conditions on which the parties have relied in entering into this Agreement and will survive the execution hereof and the acquisition of any interest in any of the Properties by the Optionor hereunder. Each Party will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement. A Party may waive any of such representations, warranties, covenants, agreements or conditions in whole or in part at any time without prejudice of its right in respect of any other breach of the same or any other representation, warranty, covenant, agreement or condition.

ARTICLE 4
GRANT AND EXERCISE OF OPTION

Section 4.1         Grant of Option.

               The Optionor hereby grants to the Optionee the sole and exclusive right and option (the "Option") exercisable in accordance with this Article 4, to acquire indirectly a 70% interest in each of the Concession Areas, in each case by acquiring 70% of the issued and outstanding shares of a Holdco, the sole owner of a Newco to which such Concession Area has been transferred , free and clear of all Encumbrances and defects in title.

Section 4.2         Completed Requirements

               The Optionor acknowledges that:

(a)	in accordance with the Letter Agreement, the Optionee has paid to the Optionor the sum of $50,000 upon the signing of the Letter Agreement; and

(b)
upon signing of the Letter Agreement, the Optionee has incurred the aggregate sum of $375,462 in Expenditures, which sum will be credited towards the earn in requirements set forth in Section 4.4(b)(i).

Section 4.3         Further Payment by Optionee

               The Optionee will pay to the Optionor the sum of $150,000 no later than the latest Transfer Date.

Section 4.4         Further Requirements for Exercise of Option

               In addition to the payments already made as set forth in Section 4.2 and Section 4.3, to complete the exercise of the Option in respect of a Concession Area, the Optionee must:

(a)	pay the sum of $25,000 to the Optionor by that date which is 180 days after the Transfer Date for each Property for which the Optionee wishes to maintain the Option; and

(b)	undertake exploration of such Concession Area and fund Expenditures in connection therewith, as follows:

(i)
at least $300,000 by the first anniversary of the Transfer Date of the relevant Property (including the Expenditures since the Letter Agreement, as described in Section 4.2, and any Expenditures incurred after the execution of this Agreement and prior to the Effective Date);

	(ii)	an additional $700,000, for aggregate Expenditures of at least $1,000,000 by the second anniversary of such Transfer Date; and

	(iii)	an additional $1,000,000 (for aggregate Expenditures of $2,000,000 no later than the third anniversary of such Transfer Date.

               Expenditures in any period in excess of the minimum may be carried over to the subsequent period or periods.

Section 4.5         Cash In Lieu of Expenditure

               In lieu of an amount of Expenditures specified in Section 4.4(b) required by a date specified therein, the Optionee may pay to the Optionor such amount or any portion thereof by such date. Upon such payment such amount will be deemed to have been Expenditures incurred by the Optionee by such date.

Section 4.6         Failure to Keep Option in Good Standing Generally

               The Optionor may terminate the Option on all of the Concession Areas if, subject to Article 8, the Optionee fails to maintain the Option on at least one Concession Area and fails to pay to the Optionor the aggregate sum of $100,000 (whether or not the Optionee has elected to maintain the Option on at least four of the Properties) pursuant to Section 4.4(a) by that date which is 180 days from the latest Transfer Date for the Properties. To terminate the Option under this Section 4.5, the Optionor must give notice to the Optionee of its default and if the Optionee does not, within 30 days after such notice, cure the default, then the entire Option will terminate effective upon the expiry of the 30 day period.

Section 4.7         Failure to Keep Option in Good Standing Specifically

               The Optionor may terminate the Option in respect of any Concession Area if, subject to Section 4.5 and Article 8:

(a)	the Optionee fails to make the payment for the relevant Property specified in Section 4.4(a) by the date specified therein, or

(b)	the Optionee has failed to fund the Expenditures on such Concession Area specified in Section 4.4.(b) by the date specified therein.

To terminate the Option on a specific Concession Area, the Optionor must give notice to the Optionee of its default. If the Optionee does not, within 30 days after such notice, cure the default, then the Option with respect to the relevant Concession Area will be terminated upon the expiry of the 30 day period. Those Concession Areas on which the Option has been terminated will be promptly transferred to the Optionor.

Section 4.8         Optionee’s Exploration Programs

               All exploration will be conducted and Expenditures will be made as the Optionee, in its sole discretion, may determine.

Section 4.9         Optionee’s Termination

               The Optionee may, by notice to the Optionor, terminate the Option in respect of any of the Concession Areas at any time prior to exercising the Option in respect of such Concession Area.

Section 4.10        Effect of Termination

               Upon termination of the Option in respect of any Concession Area (in this section, the “Abandoned Concession”) pursuant to Section 4.6, Section 4.7 or Section 4.9, this Agreement will be of no further force or effect in respect of the Abandoned Concession, and the Optionee will have no Interest in and no further obligations hereunder in respect of the Abandoned Concession, except the following:

(a)
to leave the Abandoned Concession in a safe and orderly condition and, with respect to activities carried out thereon by the Optionee during the Option Period, in accordance with all applicable pollution control and reclamation Laws and permits, and without any outstanding work orders or directions related to the environment requiring any work, repairs, construction or capital expenditures with respect to Abandoned Concession;

(b)	the Optionee will remain responsible for all of its activities on any Abandoned Concession Area during the Option Period, and will indemnify and hold the

Optionor harmless from all loss, damage, costs, actions and suits arising out of or in connection with such activities.

(c)	to make available to the Optionor or its designee, at no cost:

(i)
all data, information and reports on work carried out by the Optionee on the Abandoned Concession, all drill core, assay pulps, maps, drilling logs, assay results and other technical data compiled by the Optionee with respect to the Abandoned Concession and copies of all books, accounts and records of operations conducted by or on behalf of the Optionee on the Abandoned Concession and not previously delivered to the Optionor; and

(ii)
upon the request of the Optionor, a form of quitclaim or other instrument executed by the Optionee and appropriate to evidence that the Optionee has no further interest in the Abandoned Concession; and

(d)
within a period of 180 days following such termination, to remove from the Abandoned Concession all temporary structures, plant, equipment, machinery, tools, appliances and supplies erected, installed or brought upon the Abandoned Concession by or on behalf of the Optionee.

               Upon any such termination (other than as contemplated in Section 4.11), the Abandoned Concession Area will be forthwith transferred to the Optionor.

Section 4.11        Termination of Entire Option

               If the Option has been terminated as to all of the Concession Areas, then pursuant to the Trust Agreement, Trustco will transfer to and cause the registration in the name of the Optionor or his nominee of the Chorti Aruba shares held by Trustco, and thereupon this Agreement will terminate, except that each of the Parties will:

(a)	perform any other covenants under the Agreement the performance of which by such Party is due prior to such termination; and

(b)	observe and perform its confidentiality and other obligations pursuant to Article 9 which are intended to survive such termination.

The Optionee will remain responsible for all of its activities on the Concession Areas during the Option Period, and will indemnify and hold the Optionor harmless from all loss, damage, costs, actions and suits arising out of or in connection with such activities.

ARTICLE 5
VESTING

Section 5.1         Further Requirements to Vesting

               If the Optionee completes all of the requirements specified in Section 4.4 within the times specified therein in respect of a Concession Area and has thereby exercised its Option to acquire a 70% Interest in such Concession Area, then upon the fulfilment of the following conditions the Optionee will be vested with such Interest:

(a)	payment to the Optionor of $250,000; and

(b)
delivery to the Optionor of a comprehensive report on such Concession Area detailing the results obtained from the Expenditures thereon and a description of any further exploration and development work in relation thereto that the Optionor recommends.

Section 5.2         Incorporation of Newco and Newco Parent

               After the vesting of the Optionee’s 70% Interest in a Concession Area and prior to the expiry of the Optionor’s 90 day election period under Section 5.3, the Parties will cause to be incorporated a Holdco and as its subsidiary, a Newco, and to transfer such Concession Area to Newco. The initial shareholder of Holdco will be the Optionee as to at least 70% of the issued and outstanding shares, with the remaining 30% of the issued and outstanding shares of Holdco issued to the Optionor only if it does not exercise its right to convert its Interest to a royalty under Section 5.3.

Section 5.3         Conversion of Optionor’s Interest

               Prior to the expiry of the 90 day period after the vesting of the Optionee’s 70% Interest in a Concession Area, the Optionor may, by notice to the Optionee, elect to convert its 30% Interest therein to a Royalty on such Concession Area. Upon such notice the Optionee and the Optionor will execute and deliver a Royalty Agreement with respect to such Concession Area, and the Optionee will be entitled thereafter to be the sole owner of that Holdco and its subsidiary Newco that holds the Concession Area, free of any interest or claim by or through the Optionor other than pursuant to the Royalty Agreement. However, the Optionee will remain responsible for all of its activities on such Concession Area during the Option Period, and will indemnify and hold the Optionor harmless from all loss, damage, costs, actions and suits arising out of or in connection with such activities.

Section 5.4         Joint Project Structure

               If the Optionor does not exercise its conversion right under Section 5.3, then the Optionor will be entitled to have issued to him Holdco shares such that 30% of the issued and outstanding shares of Holdco are held by and registered in his name. Concurrently with such share issuance:

(a)	the Parties and Holdco will enter into a Shareholders’ Agreement with respect to Holdco and Newco, and

(b)	the Newco Property will be excluded from this Agreement.

Section 5.5         Last Project

               If only one Concession Area remains in Chorti and the Optionee becomes vested with its 70% Interest therein, then the Parties may determine, in lieu of incorporating a Holdco with a Newco subsidiary, to permit the joint exploration and development of such Concession Area to proceed through Chorti Aruba and Chorti. In this event:

(a)
the parties will enter into a shareholders’ agreement in substantially the form set forth in Schedule 3 of this Agreement, to govern the rights and obligations of the Parties with respect to the management of Chorti Aruba and Chorti and the conduct of their respective businesses and affairs

(b)	70% of the shares of Chorti Aruba will be transferred from Trustco to the Optionee, and

(c)	this Agreement will be at an end and of no further force and effect, except as may have arisen prior to its termination and the confidentiality and other obligations of the parties under Article 9.

     ARTICLE 6
OPTION PERIOD

Section 6.1         Voting and Management

               During the Option Period:

(a)	the Optionee will be entitled:

	(i)	to vote the shares of Chorti Aruba that are held by Trustco, and

	(ii)	to have two nominees to the board of directors of each of Chorti Aruba and Chorti;

(b)	the Optionor will be entitled to have one nominee to the board of directors of each of Chorti Aruba and Chorti, and to appoint from among the directors the chairman of the board of directors;

(c)	all decisions of the board of directors of each of Chorti Aruba and Chorti will be made by simple majority;

(d)
each Party will vote the shares of Chorti Aruba, and otherwise take all such steps as may reasonably be within its power (including to cause its respective nominees as directors or officers of Chorti Aruba or Chorti to so comply):

	(i)	cause Chorti Aruba and Chorti to comply with and act in the manner contemplated by the provisions of this Agreement, and

	(ii)	implement to its full extent the provisions of this Agreement;

(e)
each Party will refrain from voting and from taking any other action as a shareholder of Chorti Aruba (and will cause Chorti Aruba as the sole shareholder of Chorti and its representatives appointed as directors or officers of Offshore or Chorti to so refrain) in favour of or which would have any of the following consequences or effects:

	(i)	a fundamental change in Chorti Aruba or Chorti;

(ii)
the undertaking by Chorti Aruba or Chorti of business activity unrelated or not reasonably ancillary to the exploration and development of one or more of the Concession Areas or, in the case of Chorti Aruba, to the holding of shares in Chorti;

	(iii)	except in the ordinary course of business, the borrowing of funds by Chorti Aruba or Chorti other than as contemplated herein or from each other, or the encumbrance of any assets of any of them;

	(iv)	the making of any loan or granting of any guarantee by Chorti Aruba or Chorti other than to each other;

(v)
the amendment, discharge, modification, release, surrender or termination, whether by execution and delivery of a written instrument or by failure to perform conditions precedent or obligations, of any of the agreements or other documents under which a Concession Area or any portion thereof is held, or the surrender of any part of the Concession Areas other than in accordance with this Agreement;

(vi)
the settlement of any legal action, suit, claim, cause of action, arbitration or other dispute resolution proceeding involving payments, commitments or obligations of Chorti Aruba or Chorti in excess of $20,000 in cash or value;

	(vii)	a change in the external auditors of Chorti Aruba or Chorti;

	(viii)	any other activity that is inconsistent with any provision of this Agreement.

Section 6.2         Right of Entry During Option Period

               Throughout the Option Period, the Optionee, Opco and their respective Affiliates, employees, agents and independent contractors will have the right in respect of the Property to:

(a)	enter thereon;

(b)	have exclusive and quiet possession thereof;

(c)
do such prospecting, exploration, development and/or other mining work thereon and thereunder as the Optionee in its sole discretion may determine to be advisable including, without limitation, the removal of ores, minerals and metals from the Property, but only for the purpose of testing; and

(d)	bring upon and erect upon the Property such facilities as the Optionee may deem advisable.

The Optionee's rights pursuant to this section will at all times be subject to any restrictions that may be required by the Laws and to a right of entry in favour of the Optionor to observe the results of the exploration work after reasonable notice is given to the Optionee.

Section 6.3         Obligations of the Optionee During the Option Period

               During the Option Period the Optionee will ensure that:

(a)	all work on or with respect to the Concession Areas is conducted in a manner consistent with good exploration, engineering and mining practices and in compliance with the Laws;

(b)	the Concession Areas are properly maintained in good standing according to the Laws, including the timely payment of the fees described in Schedule 1;

(c)
the Optionor receives bi-monthly reports during periods of active field activity and otherwise annual reports (including up-to-date maps if there are any) containing information on exploration activity and results during the period reported on;

(d)	the Optionor receives, within a reasonable time after request, any other information respecting the work on the Concession areas as the Optionee is reasonably able to provide; and

(e)	the maintenance of true and correct books, accounts and records of operations on each Concession Area.

Section 6.4         Additional Indemnity by Optionee

               The Optionee acknowledges that the Optionor has other mining and business interests in Nicaragua, and that the Optionee’s activities on the Concession Areas or otherwise in Nicaragua could impact upon such interests. Accordingly, the Optionee will, in addition to the indemnities provided elsewhere in the Agreement, indemnify and hold the Optionor harmless from all loss, damage, costs, actions and suits arising out of or in connection with the Optionee’s activities during the Option Period on the Concession Areas or otherwise in Nicaragua.

ARTICLE 7
TRANSFERS

Section 7.1         Limitations on Transfers

               Except if permitted under and in accordance with this Agreement the Optionor or the Optionee will not transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer, alienate or otherwise dispose of (in this Article, whether as a noun or verb and in any form, “Transfer”) any interest in any of the Concession Areas or its shares in Chorti or Chorti Aruba, or transfer or assign any of its rights under this Agreement.

Section 7.2         Prohibited Dispositions

               A Party is prohibited from Transferring any interest in any of the Concession Areas, its shares in Chorti Aruba or Chorti or any of its rights under this Agreement unless:

(a)	such Transfer occurs when such Party is not in default of any of its covenants and agreements herein contained; and

(b)	it has received the consent of the other Party to such Transfer, such consent not to be unreasonably withheld.

Section 7.3         Exceptions

               Nothing in Section 7.2 applies to or restricts in any manner:

(a)
a disposition by the Transferring Party an Affiliate of the Transferring Party, provided that the Transferring Party remains bound and such Affiliate first assumes and agrees in writing with the other Party to be bound by the terms of this Agreement and to retransfer the Holdings to the Transferring Party before ceasing to be an Affiliate of the Transferring Party; or

(b)
an amalgamation or corporate reorganization involving the Transferring Party which has the effect in law of the amalgamated or surviving corporation possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor corporation; or

(c)	a sale, forfeiture, charge, withdrawal, transfer or other disposition or encumbrance which is otherwise specifically required or permitted under this Agreement.

Section 7.4         Conditions of Transfers

               As a condition of any Transfer other than to another Party or an Affiliate of a Party, the transferee must covenant to and agree with the remaining Party to be bound by this Agreement, including this Article 7, and prior to the completion of any such Transfer, the Transferring Party must deliver to the remaining Party evidence thereof in a form satisfactory to such remaining Party. Notwithstanding any such Transfer, the Transferring Party will remain liable for all of its obligations hereunder, unless the Holdings have been Transferred to a third party with consent pursuant to Section 7.2(b) or the remaining Party has approved the Transfer on the basis that the Transferring Party will be released, such approval not to be unreasonably withheld.

ARTICLE 8
FORCE MAJEURE

Section 8.1         Events

               Notwithstanding any other provisions contained herein, a Party will not be liable for its failure to perform any of its obligations nor will it lose any of its rights under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to: acts of God, acts of war, terrorism, fire, flood, explosion, strikes, lockouts or other industrial disturbances or civil disturbance; Laws; or non-availability of materials or transportation or protests, demonstrations or other events causing work stoppages by environmental lobbyists, political or ethnic groups (each an "Intervening Event").

Section 8.2         Effect of Intervening Events

               All time limits imposed by this Agreement (other than for the payment of monies) will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in this Article 8.

Section 8.3         Obligation to Remove Intervening Events

               A Party relying on the provisions of this Article 8 will take all reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such Party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted court or governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

Section 8.4         Giving Notice

               A Party relying on the provisions of this Article 8 will give notice to the other Party forthwith upon the occurrence of the Intervening Event and forthwith after the end of the period of delay when such Intervening Event has been eliminated or rectified.

Section 8.5         Option Requirements

               For the purposes of this Article 8, inability of the Optionee or Opco to conduct planned work on any Concession Area by reason of an Intervening Event will be deemed to be an Intervening Event with respect to the Optionor’s payments to the Optionor and its funding of Expenditures necessary to maintain and exercise its Option on such Concession Area. The Optionor will take all reasonable steps to eliminate any Intervening Event, as contemplated in Section 8.2.

ARTICLE 9
CONFIDENTIAL INFORMATION

Section 9.1         Confidential Information

               Except as specifically otherwise provided for herein, all information obtained hereunder will be confidential and notwithstanding any termination of this Agreement, neither of the Parties will disclose or permit the disclosure of such information or the terms of this Agreement, or use or permit the use of such information other than for the activities contemplated hereunder, as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, or with the written consent of the other Party, such consent not to be unreasonably withheld.

Section 9.2         Information in Public Domain

               The provisions of this Article 9 do not apply to information which is or becomes part of the public domain other than through a breach of the terms hereof.

Section 9.3         Request to Disclose

               Where a request is made for permission to disclose confidential information hereunder, a reply thereto will be made within three Business Days after receipt of such request, failing which the Party requesting will be entitled as if consent had been given to disclose such information in the limited circumstances specified in such request.

ARTICLE 10
ARBITRATION

Section 10.1         Single Arbitrator

               Any matter required or permitted to be referred to arbitration hereunder or in dispute hereunder will be determined by a single arbitrator to be appointed by the parties hereto.

Section 10.2         Prior Notice

               Any Party may refer any such matter to arbitration by written notice to the other Party and, within 10 days after receipt of such notice, the parties will agree on the appointment of an arbitrator. No person will be appointed as an arbitrator hereunder unless such person is, by a combination of education and experience qualified to adjudicate the matter in dispute and agrees in writing to act.

Section 10.3         No Agreement on the Arbitration

               If the parties cannot agree on a single arbitrator as provided in Section 10.2, or if the person appointed is unwilling or unable to act, either Party may submit the matter to arbitration before a single arbitrator in accordance with the Rules for Conciliation and Arbitration of the International Chamber of Commerce (the “Rules”).

Section 10.4         Conduct of Arbitration

               Except as specifically provided in this Article 10, an arbitration hereunder will be conducted in English in accordance with the Rules. The arbitrator will fix a time and place in Florida for the purpose of hearing the evidence and representations of the parties and will preside over the arbitration and determine all questions of procedure not provided for under the Rules Act or this Article 10. After hearing any evidence and representations that the parties may submit, the arbitrator will make an award and reduce the same to writing and deliver one copy thereof to each of the parties. The decision of the arbitrator will be made within 45 days after his or her appointment, subject to any reasonable delay due to unforeseen circumstances. The expense of the arbitration will be paid as specified in the award. The award of the single arbitrator will be final and binding upon each of the parties.

Section 10.5         Default

               If a Party is in default of any requirement herein, the other Party may give written notice to the Party in default specifying the default. In such event the Party in default will not lose any rights under this Agreement unless, within 30 days after the giving of the notice of default the defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance or has failed to dispute the notice of default. Neither Party will lose any rights under this Agreement during the period when they are disputing, in good faith, a notice of default. If a notice of default is not so disputed, the Party delivering such notice will be entitled to seek any remedy it may have on account of such default pursuant to this Agreement or under the Laws.

ARTICLE 11
NOTICE

Section 11.1         Method

               Each notice, demand or other communication required or permitted to be given under this Agreement will be in writing and will be delivered, mailed (by first class postage prepaid) or sent by facsimile transfer or some other similar form of telecommunication addressed as follows:

(a)	If to the Optionor at:

Los Robles, Embajada Gran Bretaña 1/2 Cuadra Abajo Managua, Nicaragua Fax: 505-278-6713

(b)	If to the Optionee at:

355 Burrard Street, Suite 830 Vancouver, BC V6C 2G8, Canada Attention: Mr. Simon Ridgway, President Fax: 604-662-8829

The date of receipt of such notice, demand or other communication will be the date of delivery thereof if delivered or mailed and, if given by facsimile transfer or some other form of electronic communication, will be deemed to have been given and received on the next Business Day following the day on which it was sent, unless it can be shown that such notice was not actually received by the addressee.

Section 11.2         Amending Addresses

               Either Party may at any time and from time to time notify the other Party in writing in accordance with this Article 11 of a change of address for the purposes of this Agreement.

ARTICLE 12
AREA OF INTEREST

Section 12.1         Limitation on Right to Acquire Mineral or Surface Interests

               No Party may acquire, nor will it permit any Affiliate to acquire, any Mineral Rights or Surface Rights located wholly or in part within the Area of Interest or any Mineral Rights adjacent thereto unless the acquisition is made subject to the terms of this Agreement and the acquiring Party, or the Party whose Affiliate made the acquisition, complies with the provisions of this article.

Section 12.2         Expansion of Concession Areas

               During the Option Period, the Parties will use their best efforts to acquire, at the request of the Optionee:

(a)	any Surface Rights in relation to any Concession Area, or

(b)	any Mineral Rights adjacent to any Concession Area,

which the Optionee reasonably believes are necessary or advisable to further the exploration or development of any the Concession Areas. Any New Concession will be acquired in the name of Chorti.

Section 12.3         Acquisition within Area of Interest

               If during the Option Period either Party or an Affiliate of a Party acquires Mineral Rights or Surface Rights in the Area of Interest other than under Section 12.2, then forthwith after completing the acquisition:

(a)	if the acquiring party is the Optionee or an Affiliate of the Optionee, the Optionee will have such Mineral Rights or Surface Rights registered or recorded in the name of or transferred to Chorti; or

(b)
if the acquiring party is the Optionor or an Affiliate of the Optionor, the Optionor will give written notice thereof to the Optionee setting out the location of the Mineral Rights or Surface Rights, including all information known to the Optionor or the acquiring party about the same, the costs of acquisition and all other pertinent details relating thereto, and upon receipt of such notice, the

Optionee will have a period of 15 days to decide whether the Mineral Rights or Surface Rights in question or any portion thereof will be transferred to Chorti and made a part of the relevant Concession Area.

(c)
any Mineral Rights or Surface Rights registered or recorded in the name of or transferred to Chorti pursuant to this Section 12.3 will thereafter form a part of the relevant or adjacent Concession Area.

Section 12.4         Further Assurance

               Each of the parties hereto will execute and deliver or cause to be executed and delivered such further documents and instruments and give such further assurances as the other may reasonably require to evidence and give effect to any acquisition and/or transfer of a mineral interest as provided in this article.

Section 12.5         Notice of Rejection

               If, within the 15-day period referred to in Section 12.3(b), the Optionee does not notify the Optionor that Mineral Rights or Surface Rights must be transferred to Chorti, then it will be deemed to have consented to the acquisition by the acquiring party of the Mineral Rights or Surface Rights not so transferred and the same may thereafter be held or dealt with by the acquiring party and the Optionor free of the terms and conditions of this Agreement. The terms of this article will continue to apply with respect to any future acquisitions of Mineral Rights or Surface Rights within the Area of Interest.

Section 12.6         Non-Compliance Constitutes Default

               Non-compliance with the provisions of this article by any acquiring party which is an Affiliate of a Party will constitute a default under this Agreement by such Party unless such Party can satisfy the other Party that its Affiliate was acting independently and at arm's length, without information from or direction by the Party and that the Party could not reasonably have enforced compliance with the terms hereof by its Affiliate in the circumstances.

Section 12.7         Other Activities and Interests

               This Agreement and the rights and obligations of the parties hereunder are strictly limited to the Concession Areas and the Area of Interest. Each Party will have the free and unrestricted right to enter into, conduct and benefit from business ventures of any kind whatsoever, whether or not competitive with the activities undertaken pursuant hereto, without disclosing such activities to the other Party or inviting or allowing the other to participate.

ARTICLE 13
GENERAL

Section 13.1         Entire Agreement

               This Agreement and the schedules hereto constitute the entire agreement between the parties hereto and supersedes and replaces the Letter Agreement and any other agreement or arrangement, whether oral or written, express or implied, statutory or otherwise heretofore existing between the parties in respect of the subject matter of this Agreement. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.

Section 13.2         No Waiver of Breaches

               No consent or waiver expressed or implied by either Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder will be deemed or construed to be a consent to or a waiver of any other breach or default.

Section 13.3         Further Assurances

               The Parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the Parties’ respective Interests from time to time including their respective shares or voting rights in relation to Chorti Aruba and Chorti, and the interests of Chorti or any Newco in any Concession Area, the shareholdings of Chorti Aruba in Chorti and of Holdco in any Newco.

Section 13.4         Manner of Payment

               Except as otherwise specifically provided hereunder, payments to be made to any Party hereunder may be made by cheque or bank draft mailed or delivered to such Party at its address for notice purposes as provided herein, or for the account of such Party at such bank or banks in Canada as such Party may designate from time to time by written notice. Such bank or banks will be deemed the agent of the designating Party for the purposes of receiving, collecting and receipting such payment.

Section 13.5         Enurement

               This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

Section 13.6         Special Remedies

               Each of the parties agrees that its failure to comply with the covenants and restrictions set out in Articles 7, 9 and 12 would constitute an injury and damage to the other Party impossible to measure monetarily and, in the event of any such failure, the other Party will, in addition and without prejudice to any other rights and remedies at law or in equity, be entitled to injunctive relief restraining, enjoining or specifically enforcing the provisions of Article 7, Article 9 or Article 12, as the case may be, and any Party intending to breach the provisions of Article 9 or 12 hereby waives any defence it may have in law to such injunctive or equitable relief.

Section 13.7         Time of the Essence

               Time is of the essence in the performance of each obligation under this Agreement.

IN WITNESS WHEREOF the Parties have executed this Option Agreement.

FRANK MENA

Witness

The Corporate Seal of PILLAR	)
RESOURCES INC. was affixed in the	)
presence of:	)
)
)
Authorized Signatory	)	C/S
)
)
Authorized Signatory	)

SCHEDULE 1

to the Option Agreement made as of October 1, 2003 between FRANK
MENA and PILLAR RESOURCES INC.

PROPERTIES DESCRIPTION AND FEES

Description:

Concession	Ministry Agreement No.	Date Granted	Expiry Date	Area (hectares)
Columbus	180-RN-MC-2002	Feb. 4, 2002	Feb. 3, 2027	14,000
El Gallo	190-RN-MC-2002	Apr. 9, 2002	April 8, 2027	7,200
San Albino Group: Guapinol Chachagua San Albino	177-RN-MC-2002 178-RN-MC-2002 179-RN-MC-2002	Feb. 4, 2002 Feb. 4, 2003 Feb. 4, 2003	Feb. 3, 2027 Feb. 3, 2027 Feb. 3, 2027	3,000 3,600 8,700 15,300
San Ramon /	189-RN-MC-2002	Apr. 9, 2002	April 8, 2027	800
Kisilala	Application	N/A	N/A	13,500

Surface Land Taxes (Granted Concessions):

Concession	Year	1st Instalment (US$)	2nd Instalment (US$)	Yearly Total (US$)
Columbus	2002 2003 2004 2005 2006 2007 2008 2009 2010 2011	1,121.92 3,356.56 6,789.04 6,731.51 13,463.01 13,463.01 18,104.11 17,950.68 35,901.37 35,901.37 53,852.05	2,090.41 6,254.10 12,542.47 12,542.47 25,084.93 25,084.93 33,446.58 33,446.58 66,893.15 66,893.15 100,339.73 TOTAL:	3,212.33 9,610.66 19,331.51 19,273.98 38,547.94 38,547.94 51,550.69 51,397.26 102,794.52 102,794.52 154,191.78 591,253.12
El Gallo	2002 2003 2004 2005 2006 2007 2008 2009 2010 2011	414.25 1,239.34 2,485.48 2,485.48 4,970.96 4,970.96 6,627.95 6,627.95 13,255.89 13,255.89 19,883.84	1,385.75 4,160.66 8,314.52 8,314.52 16,629.04 16,688.22 22,172.05 22,172.05 44,344.11 44,344.11 66,516.16 TOTAL:	1,800.00 5,400.00 10,800.00 10,800.00 21,600.00 21,659.18 28,800.00 28,800.00 57,600.00 57,600.00 86,400.00 331,259.18

Concession	Year	1st Instalment (US$)	2nd Instalment (US$)	Yearly Total (US$)
San Albino Group: Guapinol Chachagua San Albino	2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011
240.41
719.26
1,454.79
1,442.47
2,884.93
2,884.93
3,879.45
3,846.58
7,693.15
7,693.15
11,539.73

288.49
863.11
1,745.75
1,730.96
3,461.92
3,461.92
4,655.34
4,615.89
9,231.78
9,231.78
13,847.67

697.19
2,085.86
4,218.90
4,183.15
8,366.30
8,366.30
11,250.41
11,155.07
22,310.14
22,310.14
33,465.21

447.95
1,340.16
2,687.67
2,687.67
5,375.34
5,375.34
7,167.12
7,167.12
14,334.25
14,334.25
21,501.37
TOTAL:

537.53
1,608.20
3,225.21
3,225.21
6,450.41
6,450.41
8,600.55
8,600.55
17,201.10
17,201.10
25,801.64
TOTAL:

1,299.04
3,886.48
7,794.25
7,794.25
15,588.49
15,588.49
20,784.66
20,784.66
41,569.32
41,569.32
62,353.97
TOTAL:
688.36
2,059.42
4,142.46
4,130.14
8,260.27
8,260.27
11,046.57
11,013.70
22,027.40
22,027.40
33,041.10
126,697.10

826.02
2,471.31
4,970.96
4,956.17
9,12.33
9,12.33
13,255.89
13,216.44
26,432.88
26,432.88
39,649.31
152,036.52

1,996.23
5,972.34
12,013.15
11,977.40
23,954.79
23,954.79
32,035.07
31,939.73
63,879.46
63,879.46
95,819.18
367,421.58

San Ramon / Matiguas	2002 2003 2004 2005 2006 2007 2008 2009 2010 2011	46.03 137.70 276.16 276.16 552.33 552.33 736.44 736.44 1,472.88 1,472.88 2,209.32	153.97 462.30 923.84 923.84 1,847.67 1,854.25 2,463.56 2,463.56 4,927.12 4,927.12 7,390.68 TOTAL:	200.00 600.00 1,200.00 1,200.00 2,400.00 2,406.58 3,200.00 3,200.00 6,400.00 6,400.00 9,600.00 36,806.58

SCHEDULE 2

to the Option Agreement made as of October 1, 2003 between FRANK
MENA and PILLAR RESOURCES INC.

Royalty Agreement

NET SMELTER RETURNS ROYALTY AGREEMENT

Between

PILLAR RESOURCES INC.
and
[NEWCO]

and

FRANK MENA
Dated •

- ii -

NET SMELTER RETURNS ROYALTY AGREEMENT

THIS AGREEMENT dated as of the • day of •, •.

BETWEEN:

PILLAR RESOURCES INC., a company incorporated under the laws of British Columbia having its principal offices in Vancouver, Canada (“Pillar”) and [Newco](the "Owner")

OF THE FIRST PART

AND:

FRANK MENA, a businessman, residing in <*> (the "Royalty Holder")

OF THE SECOND PART

                WITNESSES THAT:

                WHEREAS pursuant to an option agreement dated October 1, 2003 between Pillar as optionee and the Royalty Holder as optionor (the “Option Agreement”) Pillar has been vested with an undivided 70% interest in a certain Concession Area, as that term is defined under the Option Agreement, known as the Mena Properties and more particularly described in Exhibit 1 to this Agreement (the “Property”) and the Royalty Holder holds the remaining undivided 30% interest in such Property;

                AND WHEREAS pursuant to the Option Agreement the Royalty Holder has elected to convert its 30% undivided interest in the Property to a four percent net smelter returns royalty in respect of such Property;

                AND WHEREAS pursuant to the Option Agreement Pillar and the Royalty Holder have caused to be incorporated an Aruba company called <**> and as its wholly owned subsidiary, the Owner, and have caused the Property to be transferred to the Owner;

                NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the Parties, the Parties covenant and agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1        Definitions

                In this agreement, unless otherwise provided:

(a)
"Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Party. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

(b)	"Agreement" means this royalty agreement;

(c)	"Allowable Deductions" means all costs, charges and expenses paid, incurred, or deemed incurred by the Owner for or with respect to Products including:

(i)
charges for treatment in the smelting, refining and other beneficiation process (including handling, processing, interest, and provisional settlement fees, weighing, sampling, assaying umpire and representation costs, penalties, and other processor deductions),

(ii)
actual costs of transportation (including loading, freight, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of transportation) of Products from the Property to the place of treatment and then to the place of Sale,

	(iii)	costs or charges of any nature for or in connection with insurance, storage, or representation at a smelter or refinery for Products or refined metals, and

	(iv)	sales, use, severance, excise, net proceeds of mine, and ad valorem taxes and any tax on or measured by mineral production, but not including income taxes of the Owner or Royalty Holder,

provided that:

	(v)	whether Products are processed on or off the Property in a facility wholly or partially owned by the Owner or Pillar or by an Affiliate of the Owner or an Affiliate of a Pillar, Allowable Deductions will not include any costs that are in excess of those which would be incurred on an arm's length basis, or which would not be Allowable Deductions if those Products were processed by an independent third party; and

	(vi)	there will be no Allowable Deductions from Gross Proceeds received as a result of a Loss;

(d)	"Business Day" means a day on which banks are generally open for business in <**>;

(e)
"Gross Proceeds" means, subject to the provisions of section 5.6, proceeds received or deemed to be received by the Owner for the Sale of Products from the Property, whether processed on or off of the Property (for greater certainty, including insurance proceeds in respect of any Loss), determined as follows:

(i)
if Products are sold by the Owner in the form of ore, doré, or concentrates, then the Gross Proceeds in respect of such ore, doré or concentrates will be equal to the amount of the proceeds actually received by the Owner during the calendar month from the sale of such raw ore, doré or concentrates;

(ii)
if Products are sold by the Owner in the form of refined gold, then such gold will be deemed to have been sold at the Monthly Average Gold Price for the month in which it was produced, and the Gross Proceeds in respect of gold will be determined by multiplying Gold Production for the calendar month by the Monthly Average Gold Price;

(iii)
if Products are sold by the Owner in the form of refined silver, then such silver will be deemed to have been sold at the Monthly Average Silver Price for the month in which it was produced, and the Gross Proceeds in respect of silver will be determined by multiplying Silver Production for the calendar month by the Monthly Average Silver Price; and

(iv)
if Products are sold by the Owner in the form of refined metals other than gold or silver then the Gross Proceeds will be equal to the amount of the proceeds actually received by the Owner during the calendar month from the sale of such refined metal;

	(v)	if there is a Loss of Products then the Gross Proceeds will be equal to the sum of the insurance proceeds in respect of such Loss, and the Gross Proceeds from any sale of such Products, determined under section 1.1(e)(iv);

(f)	"Loss" means an insurable loss of or damage to Products, whether or not occurring on or off the Property and whether the Products are in the possession of the Owner or otherwise.

(g)
"Monthly Average Gold Price" means the average of the London Bullion Market Association P.M. Gold Fix, calculated by dividing the sum of all such prices reported for the month by the number of days for which such prices were reported;

(h)
"Monthly Average Silver Price" means the average New York Silver Price as published daily by Handy & Harman (or, should that publication cease, another similar publication acceptable to the Parties, acting reasonably), calculated by dividing the sum of all such prices reported for the calendar month by the number of days for which such prices were reported;

(i)	"Net Smelter Returns" for any Product means the Gross Proceeds from the Sale of such Product less Allowable Deductions related to such Product;

(j)	"Party" or "Parties" means one or more of the parties to this Agreement;

(k)
"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof;

(l)
"Products" means all ores mined from the Property and all concentrates and other mineral products, metals or minerals (including diamonds) which are derived therefrom, whether on or off the Property, for which there has been a Sale;

(m)	"Property" means the mineral concessions described in Exhibit 1 to this Agreement and any other mineral titles to which such Exhibit 1 mineral titles may hereafter be converted;

(n)
"Royalty" means the percentage of Net Smelter Returns to which the Royalty Holder is entitled pursuant to this Agreement, being four percent reducible to two percent pursuant to section 2.2 or section 2.3;

(o)	"Sale" means a sale of a Product by or on behalf of the Owner or any Affiliate of the Owner to a Person who is not an Affiliate of the Owner, and is deemed to include any Loss prior to any such sale;

(p)
"Silver Production" means the quantity of refined silver outturned during a calendar month to the Owner's pool account by an independent third party refinery in respect of Products, on either a provisional or final settlement basis.

Section 1.2        Exhibits

                Exhibit 1, which is attached to this Agreement, is by reference incorporated into and forms part of this Agreement:

Section 1.3        Governing Law

                This Agreement will in all respects be governed by and be construed in accordance with the laws in force in British Columbia and, subject to section 7.1, will be under the exclusive jurisdiction of the courts of British Columbia.

Section 1.4        Severability

                 If any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect under the laws of any jurisdiction, the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby under the laws of any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

Section 1.5        Calculation of Time

                If any time period set forth in this Agreement ends of a day of the week which is not a Business Day, then notwithstanding any other provision of this Agreement, such period will be extended until the end of the next following day which is a Business Day.

Section 1.6        Headings

                The headings to the articles and sections of this Agreement are inserted for convenience only and will not affect the construction hereof.

Section 1.7        Other Matters of Interpretation

                In this Agreement:

(a)	the singular includes the plural and vice versa;

(b)	the masculine includes the feminine and vice versa;

(c)	references to "article", "section" and "subsection" are to articles, sections and subsections of this Agreement, respectively;

(d)
all provisions requiring a Party to do or refrain from doing something will be interpreted as the covenant of that Party with respect to that matter notwithstanding the absence of the words "covenants" or "agrees" or "promises";

(e)
all provisions requiring a Party to do something will be interpreted as including the covenant of that Party to cause that thing to be done when the Party cannot directly perform the covenant but can indirectly cause that covenant to be performed, whether by an Affiliate under its control or otherwise;

(f)	the word "person" includes an individual, partnership, firm, corporation, company, body politic, or government or department thereof; and

(g)
the words "hereto", "herein", "hereby", "hereunder", "hereof" and similar expressions when used in this Agreement refer to the whole of this Agreement and not to any particular article, part, section, exhibit or portion thereof.

ARTICLE 2
ROYALTY DESCRIPTION

Section 2.1        Royalty Reserved

                The Royalty Holder has reserved and the Owner agrees to pay to the Royalty Holder a royalty in respect of the Property equal to the aggregate of four percent (as may be reduced pursuant to section 2.2 or section 2.3) of the Net Smelter Returns on all Products, on the terms and conditions specified in this Agreement. Pillar, as sole shareholder of the Owner, will vote its shares in the Owner and otherwise cause the Owner to comply with the terms of this Agreement.

Section 2.2        Owner's Buyout Right

                The Owner has the right, exercisable by payment of the sum of $1,250,000 (without deduction for Royalty amounts already paid) per percentage point to the Royalty Holder at any time and from time to time prior to the Royalty Holder having been paid an aggregate of $2,500,000 pursuant to this Agreement, to reduce the percentage of Net Smelter Returns constituting the Royalty payable under this Agreement by up to two percent.

Section 2.3        Automatic Reduction of Royalty Rate

                If the Owner has not exercised all of its buyout right as set forth in section 2.2, upon the Royalty Holder having received an aggregate of $2,500,000 pursuant to any buyout right exercised and by way of Royalty payments under this Agreement, then the percentage of the Net Smelter Returns payable under this Agreement will thereafter and automatically be reduced to two percent of the Net Smelter Returns from the Property.

Section 2.4        Interest in Land

                The Parties intend that the Royalty constitute an interest in the Property and, accordingly agree that:

(a)	the Royalty will run with the Property, and every interest therein;

(b)	any sale or other disposition of any interest in the Property will be effective only in accordance with section 5.3 hereof;

(c)
the Owner will upon request sign and deliver to the Royalty Holder, and the Royalty Holder may register or otherwise record against titles to the Property, the form of notice or other document or documents as the Royalty Holder may reasonably request to give notice of the existence of the Royalty to third parties, to secure payment of the Royalty and to protect the Royalty Holder's right to receive the Royalty as contemplated herein; and

(d)
if any mineral titles hereafter become a part of the Property, the Owner agrees to execute and deliver such document or documents as the Royalty Holder may reasonably request to acknowledge that the Royalty is applicable thereto including, without limitation, any registration document of the nature contemplated in section 2.4(c).

ARTICLE 3
OPERATION OF THE PROPERTIES

Section 3.1        Owner to Determine Operations

                The Owner may, but will not be obligated to treat, mill, heap leach, sort, concentrate, refine, smelt, or otherwise process, beneficiate or upgrade the ores, concentrates, and other Products at sites located on or off the Property, prior to sale, transfer, or conveyance to a purchaser, user, or consumer. The Owner will not be liable for mineral values lost in processing under sound practices and procedures, and no Royalty will be due on any such lost mineral values. The Owner will have complete discretion concerning the nature, timing and extent of all exploration, development, mining and other operations conducted on or for the benefit of the Property and may suspend operations and production on the Property at any time it considers prudent or appropriate to do so. The Owner will owe the Royalty Holder no duty to explore, develop or mine the Property, or to do so at any rate or in any manner other than that which the Owner may determine in its sole and unfettered discretion.

Section 3.2        Insurance

                Notwithstanding section 3.1, the Owner will obtain and maintain insurance against Loss of Products prior to their Sale, in such amounts and with such coverage as is customary in the industry (including, without limitation, fidelity insurance to protect against theft and business interruption coverage) with the Royalty Holder as a named insured.

Section 3.3        Commingling

                The Owner will not commingle of Products from the Property with other ores, doré, concentrates, mineral products, metals or minerals produced elsewhere, unless the Parties have agreed upon procedures for the weighing, sampling, assaying and other measuring or testing necessary to fairly allocate valuable metals contained in such Products and in the other ores, doré, concentrates, mineral products, metals and minerals.

ARTICLE 4
ASSIGNMENT

Section 4.1        Assignment by the Royalty Holder

                The Royalty Holder may sell all or any undivided portion of the Royalty payable either for a stated term of years or up to a specified dollar amount (a “Royalty Right”), provided that such sale will not be effective against the Owner and Pillar:

(a)	unless the Royalty Holder has first offered the Royalty Right to Pillar and Pillar has not exercised its right to purchase it pursuant to section 4.2; and

(b)
until the assignee has delivered to the Owner a written and enforceable undertaking, whereby such assignee agrees to be bound, to the extent of the interest assigned, by all of the terms and conditions of this Agreement.

                The Royalty Holder may not otherwise convey, assign or otherwise dispose of any of the Royalty.

Section 4.2        Right of First Refusal

(1)
If the Royalty Holder intends to sell a Royalty Right, then it must first give notice in writing to Pillar of such intention together with the terms and conditions on which the Royalty Holder intends to make the sale. Any communication of an intention to sell pursuant to this sections 4.2(1) will be in writing delivered in accordance with section 8.4 and will set out fully and clearly all of the terms and conditions of any intended sale.

(2)
If the Royalty Holder receives any offer to purchase any Royalty Right which it intends to accept, then the Royalty Holder will not accept such offer unless it has first provided a copy of such offer to Pillar in accordance with section 8.4.

(3)
Any communication by the Royalty Holder to Pillar pursuant to section 4.1(1) or section 4.2(2) will be deemed to constitute an offer (the "Offer") by the Royalty Holder to Pillar to sell the Royalty Right described in the Offer on the terms and conditions set out in such Offer.

(4)
If the Offer pursuant to section 4.2(3) refers to any non-cash consideration then it will also contain the Offeror's estimate of the cash equivalent of such non-cash consideration. If the Offeror and the Offeree have not within 30 days after delivery of the Offer agreed upon the cash equivalent of the non-cash consideration then the question will be determined by arbitration pursuant to article 7 (and for the purposes of this section any consideration which is anything other than payment in lawful money of Canada or the United States will be deemed to be a "non-cash consideration"). The time for acceptance of the Offer will be extended for the time required to complete the arbitration, which will be deemed complete when the arbitration award is rendered.

(5)	Any Offer made as contemplated in section 4.2(3) will be open for acceptance by Pillar for a period of 60 days from the date of receipt by the Offeree.

(6)
If Pillar accepts the Offer within the time provided in section 4.2(5), then such acceptance will constitute a binding agreement of purchase and sale between Pillar and the Royalty Holder for the Royalty Right on the terms and conditions set out in the Offer.

(7)
If Pillar does not accept the Offer within the time provided in section 4.2(5), then the Royalty Holder may complete the sale of the Royalty Right on substantially the same terms and conditions set out in the Offer, and such sale will be completed within 60 days from the expiration of Pillar’s right to accept such Offer or the Royalty Holder must again comply with the provisions of this section 4.2 with respect to the sale of that or any other Royalty Right.

(8)
Following an Offer under section 4.2(3), no other Offer may be made by the Royalty Holder unless the 60-day period referred to in section 4.2(5) has expired and no sale of the Royalty Right has been completed in accordance with the terms of the first-mentioned Offer.

Section 4.3        Multiple Parties

                Notwithstanding any sale of a Royalty Right by the Royalty Holder, the Owner will not be or become liable to make payments in respect of the Royalty to, or to otherwise deal in respect of this Agreement with, more than one Person. If any Person besides the Royalty Holder holds any rights to any of the Royalty, then the Royalty Holder and all such Persons will, as a condition of receiving payment hereunder, nominate one person to act as agent and common trustee for receipt of monies payable hereunder and to otherwise deal with the Owner in respect of such interests (including, without limitation, the giving of notice to take or cease taking in kind) and no royalty holder will be entitled to administer or enforce any provisions of this Agreement except through such agent and trustee. In such events, the Owner will, after receipt of notice respecting the nomination of such agent and trustee, thereafter make and be entitled to make payments due hereunder in respect of the Royalty to such agent and trustee and to otherwise deal with such agent and trustee as if it were the sole holder of the Royalty hereunder.

Section 4.4        Assignment by Owner

                The Owner may transfer, sell, assign or otherwise dispose of all or any portion of its interest in the Property provided that such disposition will not be effective as against the Royalty Holder until the purchaser has delivered to the Royalty Holder a written and enforceable undertaking agreeing to be bound, to the extent of the interest disposed of, by all of the terms and conditions of this Agreement.

ARTICLE 5
PAYMENTS

Section 5.1        Payment Obligation

                The obligation to pay the Royalty will accrue when there has been a Sale of Products, provided that:

(a)	there will be deemed to have been a Sale of treated metals upon the outturn of metals from such Products by the treatment facility to the account of the seller; and

(b)	any Royalty due in respect of a Loss will accrue when the insurance proceeds are paid.

Section 5.2        Provisional Settlements

                Where the outturn of treated metals or a Sale of other Products (including an insurance settlement in respect of a Loss) is made on a provisional basis, the amount of the Royalty payable will be based upon the amount of metal or other Products or the value of the Loss credited by such provisional settlement, but will be adjusted to account for the amount of metal or other Products or the value of the Loss established by final settlement with the treatment facility or with the purchaser or insurer of other Products, as the case may be.

Section 5.3        Due Date

                Royalty payments will be due and payable quarterly on the last day of the month next following the end of the calendar quarter in which the same accrued.

Section 5.4        Royalty Statements

                Royalty payments will be accompanied by a statement showing in reasonable detail on a Product by Product basis for the relevant quarter:

(a)	the quantities and grades of Products produced and for which there was a Sale in the quarter;

(b)	the actual proceeds of Sale received in the quarter;

(c)	the Allowable Deductions in the quarter; and

(d)	other pertinent information in sufficient detail to explain the calculation of the Royalty payment.

Section 5.5        Adjustments

                Subject to section 5.2 hereof, all Royalty payments will be considered final and in full satisfaction of all obligations of the Owner with respect thereto, unless the Royalty Holder notifies the Owner and Pillar describing his specific objection or objections to the determination thereof within one year after his receipt of the quarterly Royalty statement. If the Royalty Holder objects to a particular quarterly statement as herein provided, then:

(a)
the Royalty Holder will have the right, upon reasonable notice and at a reasonable time, to have the Owner's accounts and records relating to the calculation of the Royalty in question audited by a chartered accountant selected by the Royalty Holder and who enters into a confidentiality undertaking substantially on the terms of section 8.2 hereof.

(b)
If such audit determines that there has been a deficiency or an excess in the payment made to the Royalty Holder, such deficiency or excess will be resolved by adjusting the next quarterly Royalty payment due hereunder.

If production has ceased, settlement will be made between the the Royalty Holder and the Owner by cash payment.

(c)
The Royalty Holder will pay all costs of such audit unless a deficiency of five percent or more of the amount due to the Royalty Holder is determined to exist. The Owner will pay the costs of such audit if a deficiency of five percent or more of the amount due is determined to exist.

                Failure on the part of the Royalty Holder to make claim on the Owner for adjustment in such one year period will establish the correctness of the payment and preclude the filing of exception thereto or making of claims for adjustment thereon.

Section 5.6        Conversion of Currency

                All payments to be made under this Agreement will be made in US dollars.

Section 5.7        Wire Transfer

                Payments to the Royalty Holder hereunder will be made without demand, notice, set-off, or reduction, by wire transfer in good, immediately available funds, to such account or accounts as the Royalty Holder may designate pursuant to wire instructions provided by the Royalty Holder to the Owner and Pillar not less than three (3) Business Days prior to the dates upon which such payments are to be made.

Section 5.8        Trading Activities of Owner

                The Owner will have the right to market and sell refined metals and other Products in any manner it may elect, and will have the right to engage in forward sales, futures trading or commodity options trading and other price hedging, price protection, and speculative arrangements ("trading activities") which may involve the possible physical delivery of Products. The Royalty will not apply to, and the Royalty Holder will not be entitled to participate in, the proceeds generated by the Owner, Pillar or an Affiliate of either of them in trading activities or in the actual marketing or sales of Products. In determining the net proceeds from any Products subject to the Royalty, the Owner will not be entitled to deduct from Gross Proceeds any losses suffered by the Owner, Pillar or the Affiliate in trading activities. In the event that the Owner engages in trading activities, the Royalty will be determined on the basis of the value of Products produced and without regard to the price or proceeds actually received by the Owner, for or in connection with the sale, or the manner in which a sale to a third party is made by the Owner. In the event that the Owner engages in trading activities in respect of Products other than refined metals, the Gross Proceeds will be determined on the basis of the value of such Products ex headframe or minesite loading facility in the case of ores or ex mill or other treatment facility in the case of other Products.

Section 5.9        Books and Records

                All books and records used by the Owner to calculate Royalty due hereunder will be kept according to international generally accepted accounting principles.

ARTICLE 6
INDEMNITY

Section 6.1        Indemnity

                The Owner agrees that it will defend, indemnify, reimburse and hold harmless the Royalty Holder and his heirs and permitted assigns (collectively the "indemnified parties"), and each of them, from and against any and all claims, demands, liabilities, actions and proceedings, which may be made or brought against the Royalty Holder or which he may sustain, pay or incur that whosoever result from or relate to operations conducted on or in respect of the Property that result from or relate to the mining, handling, transportation, smelting or refining of the Products or the handling of transportation of the Products.

Section 6.2        Limitation

                The indemnity provided in section 6.1 is limited to claims, demands, liabilities, actions and proceedings that may be made or taken against an indemnified party its or his capacity as or related to the Royalty Holder as a holder of the Royalty and will not include any indemnity in respect of any claims, demands, liabilities, actions and proceedings against an indemnified party in any other capacity.

ARTICLE 7
DISPUTE RESOLUTION

Section 7.1        Single Arbitrator

                Any matter required or permitted to be referred to arbitration hereunder or in dispute hereunder will be determined by a single arbitrator to be appointed by Pillar and the Royalty Holder (for the purposes of this article 7 only, a “Party” or the “Parties”).

Section 7.2        Prior Notice

                Either Party may refer any such matter to arbitration by written notice to the other Party and, within 10 days after receipt of such notice, the Parties will agree on the appointment of an arbitrator. No person will be appointed as an arbitrator hereunder unless such person is, by a combination of education and experience qualified to adjudicate the matter in dispute and agrees in writing to act.

Section 7.3        No Agreement on the Arbitration

                If the Parties cannot agree on a single arbitrator as provided in section 7.2, or if the person appointed is unwilling or unable to act, either Party may submit the matter to arbitration before a single arbitrator in accordance with the Rules for Conciliation and Arbitration of the International Chamber of Commerce (the “Rules”).

Section 7.4        Conduct of Arbitration

                Except as specifically provided in this article 7, an arbitration hereunder will be conducted in English in accordance with the Rules. The arbitrator will fix a time and place in Florida for the purpose of hearing the evidence and representations of the parties and will preside over the arbitration and determine all questions of procedure not provided for under the Rules or this article 7. After hearing any evidence and representations that the parties may submit, the arbitrator will make an award and reduce the same to writing and deliver one copy thereof to each of the Parties. The decision of the arbitrator will be made within 45 days after his or her appointment, subject to any reasonable delay due to unforeseen circumstances. The expense of the arbitration will be paid as specified in the award. The award of the single arbitrator will be final and binding upon each of the Parties and the Owner.

ARTICLE 8
MISCELLANEOUS

Section 8.1        Other Activities and Interests

                This Agreement and the rights and obligations of the Parties hereunder are strictly limited to the Property. Each party will have the free and unrestricted right to enter into, conduct and benefit from any and all business ventures of any kind whatsoever, whether or not competitive with the activities undertaken pursuant hereto, without disclosing such activities to the other party or inviting or allowing the other to participate therein including activities involving mineral claims or mineral leases adjoining the Property.

Section 8.2        Default

                If a Party is in default of any requirement herein, any other Party may give written notice to the Party in default specifying the default. In such event the Party in default will not lose any rights under this Agreement unless, within 30 days after the giving of the notice of default the defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance or has failed to dispute the notice of default. No Party will lose any rights under this Agreement during the period when he or it is disputing, in good faith, a notice of default. If a notice of default is not so disputed, the Party delivering such notice will be entitled to seek any remedy it may have on account of such default pursuant to this Agreement or under applicable law.

Section 8.3        Confidentiality

                All information, data, reports, records, feasibility studies and test results relating to the Property and the activities of the Owner, Pillar or any other party thereon and the terms and conditions of this Agreement, all of which will hereinafter be referred to as "confidential information", will be treated by the Royalty Holder as confidential and will not be disclosed to any person not a Party to this Agreement, except in the following circumstances:

(a)
the Royalty Holder may disclose confidential information to his auditors, legal counsel, institutional lenders, brokers, underwriters and investment bankers, provided that such non-party users are advised of the confidential nature of the confidential information, undertake to maintain the confidentiality thereof and are strictly limited in their use of the confidential information to those purposes necessary for such non-party users to perform the services for which they were retained by the Royalty Holder;

(b)
the Royalty Holder may disclose confidential information where that disclosure is necessary to comply with his disclosure obligations and requirements under any securities law, rules or regulations or stock exchange listing agreements, policies or requirements or in relation to proposed credit arrangements, provided that the proposed disclosure is limited to factual matters and that the Royalty Holder will have availed itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled; or

(c)	with the approval of Pillar and the Owner.

Any confidential information that becomes part of the public domain by no act or omission in breach of this section 8.2 will cease to be confidential information for the purposes of this section 8.2.

Section 8.4        No Partnership

                This Agreement is not intended to, and will not be deemed to, create any partnership relation between the Parties including, without limitation, a mining partnership or commercial partnership. The obligations and liabilities of the Parties will be several and not joint and no Party will have or purport to have any authority to act for or to assume any obligations or responsibility on behalf of any other Party. Nothing herein contained will be deemed to constitute a Party the partner, agent or legal representative of another Party.

Section 8.5        Notice

                Any notice, election, proposal, objection or other document required or permitted to be given hereunder ("Notices") will be in writing addressed to the Parties as follows:

Owner:	[Newco]
<address>
Attention: <**>
Fax: <**>

Royalty Holder:	Mr. Frank Mena
<address>
Fax: <**>

All Notices will be given by personal delivery, facsimile transmission or prepaid registered mail, return receipt requested. All Notices will be effective and will be deemed delivered as follows:

(a)	if by personal delivery, on the date of delivery if delivered during normal business hours on a Business Day, and, if not, then on the next Business Day following delivery;

(b)	if by electronic communication, on the next Business Day following receipt of the electronic communication; and

(c)	if by mail, on the next Business Day after actual receipt.

A Party may at any time change its address for future Notices hereunder by Notice in accordance with this section.

Section 8.6        Further Assurances

                Each Party will, at the request of another Party and at the requesting Party's expense, execute all such documents and take all such actions as may be reasonably required to effect the purposes and intent of this Agreement.

Section 8.7        Entire Agreement

                This Agreement, including the exhibit hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof, all previous agreements and promises in respect thereto being hereby expressly rescinded and replaced hereby. No modification or alteration of this Agreement will effective unless in writing executed subsequent to the date hereof by all Parties. No prior written or contemporaneous oral promises, representations or agreements are binding upon the Parties. There are no implied covenants contained herein.

Section 8.8        No Waivers

                No waiver of or with respect to any term or condition of this Agreement will be effective unless it is in writing and signed by the waiving Party, and then such waiver will be effective only in the specific instance and for the purpose of which given. No course of dealing between or among the Parties, or any failure to exercise or delay in exercising, any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise of any specific waiver of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.9        Time of the Essence

                Time is of the essence in the performance of any and all of the obligations of the Parties including, without limitation, the payment of monies.

Section 8.10       Counterparts

                This Agreement may be executed in multiple counterparts, each of which will constitute an original, but all of which together will constitute one and the same instrument.

Section 8.11       Parties in Interest

                This Agreement will enure to the benefit of and be binding on the Parties and their respective heirs, successors and permitted assigns.

                IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first set forth above.

FRANK MENA

Witness

[NEWCO]

By:

Name:

Title:

PILLAR RESOURCES INC.

By:

Name:

Title:

EXHIBIT 1
PROPERTY

SCHEDULE 3

to the Option Agreement made as of October 1, 2003, between FRANK MENA and PILLAR RESOURCES INC.

Form of Shareholders’ Agreement

SHAREHOLDERS’ AGREEMENT

BETWEEN

FRANK MENA

AND

PILLAR RESOURCES INC.

AND

[HOLDCO]

<*>, 200<*>

-i-

TABLE OF CONTENTS
 (continued)

-ii-

TABLE OF CONTENTS
(continued)

Exhibit I	Company Share Capital
Exhibit II	Management Agreement

-iii-

DRAFT
Sept. 03, 2003

SHAREHOLDERS’ AGREEMENT

                      THIS SHAREHOLDERS’ AGREEMENT made as of the <*> day of <*>, 200<*>.

BETWEEN:

FRANK MENA, a businessman, residing at Los Robles, Embajada Gran Bretaña 1/2 Cuadra Abajo, Managua, Nicaragua (“Mena”)

OF THE FIRST PART

AND

PILLAR RESOURCES INC., a company incorporated under the laws of British Columbia having its principal offices in Vancouver, Canada (“Pillar”)

OF THE SECOND PART

AND

[HOLDCO], a body corporate organized under the laws of Aruba (the “Company”)

OF THE THIRD PART

WHEREAS:

A.                 Pursuant to an agreement dated October 1, 2003 (the “Option Agreement”), Pillar as optionor was vested with a 70% interest in a mineral concession owned by Chorti Holdings S.A. (“Chorti”), owned in part by Mena;

B.                 Pursuant to section 5.2 of the Option Agreement Mena and Pillar have caused:

(a)
the Company to be incorporated under the laws of Aruba by memorandum and articles of incorporation effective <*>, with the authorized capital and the issued and outstanding capital as set out in Exhibit I to this Agreement,

(b)	a wholly owned subsidiary of the Company, [Newco] (the “Subsidiary”) to be incorporated under the laws of Nicaragua, and

(c)	such mineral concession to be transferred to the Subsidiary;

(d)	70% of the issued and outstanding shares of the Company (the “Shares”) to be issued to and registered in the name of Pillar, and 30% of the Shares to be issued to and registered in the name of Mena;

C.                 Pursuant to the Option Agreement, Mena as optionor did not exercise his conversion right under sec. 5.3 thereof

D.                 Pursuant to section 5.4 of the Option Agreement, Pillar and Mena agreed to enter into this agreement;

E.                 The parties intend to hereafter conduct their business in relation to the Area of Interest (as hereinafter defined) through the Company, to which all rights and obligations in relation thereto have been transferred, and by this shareholders' agreement intend to govern their respective shareholdings in the Company and the further exploration and development of the Area of Interest;

                      NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration for the mutual promises herein contained and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

ARTICLE 1
INTERPRETATION

1.1                Definitions

                      Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms will have the respective meanings ascribed to them as follows:

(a)	“Act” means the laws of Aruba as the same may be amended from time to time and any successor legislation thereto;

(b)	“Affiliate” means with respect to any Person, a company, partnership or other entity, Controlled by, Controlling or under common Control of such Person;

(c)
“Agreed Rate” means the per annum rate of interest for Project Financing provided to the Company by Pillar for Expenses to be incurred after the completion and delivery of a feasibility study to the Board, which will be equal to the best rate of interest available from a third party lender for the financing of the Project development costs described in the feasibility study, having regard to all available equipment financings and any guarantees, subsidies, political risk insurance and other forms of government and international agency support, and with each of the Shareholders pledging its shares in the Company and causing the Company to pledge its shares in the Subsidiary and the Subsidiary to pledge all of its cash flow and assets in support of the loan;

(d)	“Agreement” means this shareholders’ agreement, as may from time to time be amended or supplemented;

(e)	“Area of Interest” means the area within a a perimeter that is two kilometres from the boundaries of the Property, as they exist from time to time;

(f)	“Auditor” means a firm of internationally recognized accountants selected by the Board to be the Company’s auditors;

(g)	“Board” means the board of Directors;

(h)	“Business Day” means any day of the year, other than a Saturday, Sunday or any other day on which banks are closed in Vancouver, Canada or in Managua, Nicaragua;

(i)	“Chairman” means the chairman of the Board;

(j)	“Constitution” means the memorandum and articles constituting a company;

(k)
“Control” means, with respect to any company, the ownership of shares of such company carrying more than 50% of the voting rights attached to all outstanding shares of such company, which voting rights are exercisable at the relevant time, or the right to so vote or to appoint more than 50% of the directors of such company other than through ownership of shares, and “Controlled” and “Controlling” have corresponding meanings;

(l)
“Company” means [Holdco] and includes any successor to the Company resulting from any merger, amalgamation, arrangement or other reorganization of or including the Company or any continuance thereof under the laws of any other jurisdiction;

(m)	“Directors” means the directors of the Company;

(n)	“Encumbrance” means a lien, claim, security interest or other encumbrance of any nature or kind;

(o)	“Expenses” means the costs and expenses associated with the conduct of the business of the Company and the Subsidiary and the advancement of the Project;

(p)
“Management Agreement” means the agreement between the Company, the Subsidiary and [insert name of Pillar operating entity] dated as of the date hereof for the management of the Project and the operations of the Company and Subsidiary, in substantially the form attached as Exhibit I to this Agreement;

(q)	“Minerals” means all minerals and mineral substances except radioactive materials;

(r)	“Mineral Products” means all commercially saleable products from Minerals extracted from the Property;

(s)	“Net Cash Flow” has the meaning ascribed to that term in section 6.13;

(t)	“Operator” means the manager of the Project as contemplated in section 5.1;

(u)	“Option Agreement” has the meaning ascribed to that term in recital A to this Agreement;

(v)	“Party” means a party to this Agreement;

(w)	“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator or legal representative;

(x)
“Project” means the exploration for Minerals located on or in the Property and elsewhere within the Area of Interest and, if commercially feasible, the exploitation thereof and the marketing, sale and delivery of Mineral Products resulting therefrom;

(y)	“Project Financing” means loans to the Company or the Subsidiary to finance Expenses to be incurred after the completion and delivery to the Board of a feasibility study;

(z)
“Property” means the Property, as defined under the Option Agreement as of the date of this Agreement, together with any additional mineral concessions or interests therein acquired within the Area of Interest as contemplated in section 2.5(b), but excluding any portion of the Property abandoned in accordance with section 2.6;

(aa)	“Shares” means the issued and outstanding shares in the capital of the Company and includes:

(i) any shares or securities into which any Shares may hereafter be converted, changed, reclassified, re-divided, re-designated, consolidated, subdivided or otherwise changed,

(ii) any shares in the capital of the Company which may hereafter be created in connection with stock dividends or otherwise, and

(iii)
any shares of the Company or any successor or other body corporate which may be received by the holders of Shares on a Company reorganization, amalgamation, consolidation or merger, statutory or otherwise;

(bb)	“Shareholder” means, at any time, any Party who is the beneficial owner of any Shares at such time;

(cc)
“Shareholder Claims” means with respect to any Shareholder all claims of whatsoever nature and howsoever arising which such Shareholder has and may from time to time in the future have against the Company solely by virtue of being a holder of such shares (other than Shareholder claims arising from the default of any other Shareholder) including, without limitation, in respect of any shareholder loans;

(dd)
“Shareholder Interest” means, with respect to any Shareholder, the percentage of all Shares and loans convertible into Shares then held by such Shareholder together with any Shareholder Claims in the same proportion as such percentage;

(ee)	“Subsidiary” means [Newco], a wholly owned subsidiary of the Company incorporated under the laws of Nicaragua;

(ff)
“Transfer” includes any sale, transfer, exchange, assignment, conveyance, donation, gift, bequest, disposition or other arrangement by which possession, legal title or beneficial ownership passes from one Person to another, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing, and includes any grant of an Encumbrance.

1.2                Included Words

                      This Agreement will be read with such changes in gender or number as the context requires.

1.3                Headings

                      The headings to the articles and sections of this Agreement are inserted for convenience only and are not intended to affect the construction hereof.

1.4                References

                      Unless otherwise stated, a reference herein to a numbered or lettered article, section, recital or schedule refers to the article, section, recital or schedule bearing that number or letter in this Agreement. A reference to "this Agreement", "hereof", "hereunder", "herein" or words of similar meaning, means this shareholders’ agreement including the schedules hereto, together with any amendments hereto or thereto.

1.5                Exhibits

                      The following exhibits are attached to and incorporated in this Agreement by this reference:

                      Exhibit I -       Company Share Capital
                      Exhibit II -      Management Agreement

ARTICLE 2
INITIAL INTERESTS, PURPOSE AND SCOPE

2.1                Shareholders’ Interests

(a)	On the effective date of this Agreement, each of the Shareholders will have the following Shareholder Interest:

Mena – 30% Pillar – 70%

(b)	The initial Shareholder Interests set out in section 2.1 will be adjusted only upon the Transfer of Shares from one Shareholder to another Shareholder in accordance with Article 7.

(c)	Each Shareholder will be entitled to all dividends and other distributions from the Company in proportion to its Shareholder Interest.

2.2                Implementation

                      Each Shareholder agrees that it will vote and act as a Shareholder and in all other respects will use its best efforts to take all such steps as may reasonably be within its power to:

(a)	cause the Company and the Subsidiary to comply with and act in the manner contemplated by the provisions of this Agreement and the Management Agreement;

(b)	implement to its full extent the provisions of this Agreement; and

(c)	cause its respective nominees, to the extent permitted by law, as a directors or officers of the Company to so to act.

2.3                No Representative Actions

                      Each Shareholder hereby agrees that it will not apply to any court to have the Company or the Subsidiary wound up or dissolved for any cause whatsoever, nor will it resort to or make use of rights of dissent under the Act or any other applicable legislation.

2.4                Business

                      The business of the Company and the Subsidiary will be restricted solely to the Project and the doing of all such acts and things as are incidental thereto. For greater certainty, neither the Company nor the Subsidiary will engage or be engaged in any other business or undertaking whatsoever.

2.5                Area of Interest

(a)	The Project will be confined to the Area of Interest.

(b)
All exploration, mining, surface and other rights (including, without limitation, any rights to take or divert water) within the Area of Interest acquired after the date of this Agreement by the Subsidiary or by any Shareholder or an Affiliate of a Shareholder will comprise part of the Property and will be deemed to be included in the Property as of its acquisition. If the acquiror is other than the Subsidiary, then such rights will be promptly transferred to the Subsidiary.

(c)
Each Shareholder will have the unrestricted right to engage in (either on its own or in association with any other Person) and receive the full benefits of any activities undertaken by it outside the Area of Interest, unless otherwise restricted by the provisions of the Option Agreement or any other agreement between Pillar and Mena.

2.6                Abandonment

                      Portions of the Property to be abandoned will be first offered to the Shareholder who is not the Operator and, once transferred to such Shareholder or abandoned, will cease to form part of the Property or the Area of Interest. If the Shareholder who is not the Operator does not accept such a transfer, then the relevant portion of the Property may be abandoned, but the Operator and its Affiliates will be prohibited from acquiring any interest therein for a period of one year following the abandonment.

ARTICLE 3
SHAREHOLDERS

3.1                Shareholder Meetings

(a)
The Shareholders will meet no less frequently than annually and may meet in person or by telephone conference call. The annual general meeting of the Company will be held within the 120 day period following the end of each fiscal year.

(b)	Meetings of the Shareholders will be at such place as the Shareholders may unanimously agree from time to time, otherwise by telephone conference call.

(c)
Meetings of the Shareholders will be called by the Chairman upon at least 21 days’ notice to the Shareholders. Any Shareholder may also request a meeting upon at least 21 days’ notice to the Company and the other Shareholder.

(d)	Notice of a Shareholder meeting may be waived if each Shareholder is represented at the meeting and all Shareholders present agree upon the waiver and upon the proposed agenda.

(e)
Notice of all Shareholder meetings must specify the time and place of, and the agenda for, the meeting. No material item of business will be transacted at a Shareholder meeting unless the item appears on the agenda or unless all Shareholders unanimously agree to the item being added to the agenda.

(f)
A quorum for any Shareholder meeting will be present if both Shareholders are present or participating by telephone. A Shareholder will be deemed to be present or participating if its duly authorized representative, as notified to the Company, is present or participating. If a quorum is present at the meeting, the Shareholders will be competent to exercise all of the authorities, powers and discretions bestowed upon the Board under this Agreement. No business other than the adjournment or termination of the meeting will be transacted at any meeting unless a quorum is present at the commencement of the meeting but the quorum need not be present throughout the meeting. If within half an hour from the time appointed for a meeting, a quorum is not present, the meeting will, at the election of the Shareholder who is present:

(i) be dissolved; or

(ii)
be adjourned to the same place or for reconvening by the same method, as applicable, but on a date and at a time, to be fixed by the Chairman before the adjournment, which will be not less than 24 hours following the adjournment. Notice of the adjourned meeting will be given to all Shareholders forthwith after the adjournment of the meeting. If at the adjourned meeting, a quorum is not present within half an hour from the time appointed, the Shareholder present will constitute a quorum.

(g)
All matters to be determined by the Shareholders hereunder will be determined at a Shareholders’ meeting as contemplated in this Article 3. Except with respect to decisions requiring unanimity hereunder, the Shareholders will decide every matter submitted to them at a Shareholders’ meeting by simple majority vote, with each Shareholder entitled to cast the number of votes which is equal to the number of Shares held by it.

(h)
The Chairman will appoint a secretary for the meeting to take minutes of that meeting and circulate copies of the minutes, signed by the Chairman and secretary, to each Shareholder within 14 days after the meeting.

(i)	Any decision made by obtaining the consent in writing of all Shareholders will be as valid as a decision made at a Shareholders’ meeting duly called and held.

(j)	Each Shareholder will bear the expenses incurred by its representatives in attending meetings of the Shareholders unless otherwise approved by both Shareholders.

(k)	The Shareholders may establish such other rules of procedure, not inconsistent with this Agreement, as the Shareholders deem fit.

3.2                Information Provided to Shareholders

                      The Company will provide, and will cause the Subsidiary to provide, to any Shareholder such information, data and statements as such Shareholder may from time to time reasonably request relating to any business, financial affairs and operations of the Company or the Subsidiary including, without limitation, such information as may be required by such Shareholder to be furnished relating to income or other taxes. The provision of the foregoing information will be in addition to any information required to be provided by the Operator pursuant to the Management Agreement.

3.3                Unencumbered Shares

                      Each Shareholder covenants and agrees to keep its Shares and its Shareholder Claims free and clear of all Encumbrances. Notwithstanding the foregoing, each Shareholder will be entitled and will, to the extent required by the lender of any Project Financing, pledge its Shares and postpone its Shareholder Claims to such lender provided that such lender agrees to be bound by the terms and conditions of this Agreement and the Management Agreement (if such Shareholder is a party), in the place and stead of such Shareholder should it wish to realize upon all or any portion of the Shares constituting security for any indebtedness or liability of a Shareholder.

3.4                Special Matters

                      Notwithstanding any other provision of this Agreement or the Company Constitution, the following matters will not be determinable by the Board or by the shareholder or board of directors of the Subsidiary but will be reserved for determination by the Shareholders and will require their unanimity:

(a)
a fundamental change in the Company or the Subsidiary including, without limitation, increase or decrease in share capital (other than as contemplated hereunder), changes to the Company Constitution or the Subsidiary Constitution, and dissolution or winding up of the Company or the Subsidiary (other than following a mine closure unanimously approved by the Shareholders);

(b)
borrowing by the Company or the Subsidiary, other than for (i) Project Financing, (ii) replacement of capital items in the ordinary course, or (iii) an operating line of credit in an amount which would be customary for a comparable project;

(c)	a guarantee or indemnity by the Company other than with respect to its own obligations or those of the Subsidiary;

(d)	suspension of mining operations other than for sound economic, technical or operational reasons;

(e)	mine closure;

(f)	variation from the dividend policy set forth in section 6.12;

(g)
a contract (other than the Management Agreement) between the Company and a Shareholder or an Affiliate of a Shareholder and any termination or material variation of such contract, and any termination or material variation of the Management Agreement;

(h)	a merger with or acquisition of another Person.

3.5                Deemed Consent

                      Any resolution in writing signed by a Director nominated by a particular Shareholder will be deemed to constitute the consent of that Shareholder to the matters contained therein. Any matter recorded in the minutes of a meeting of the Board or Shareholders as having been approved or agreed upon in accordance with this Agreement, by resolution or otherwise, will be deemed to have been consented to by a particular Shareholder if the minutes are signed by a member of the Board nominated by that Shareholder or otherwise by that Shareholder.

ARTICLE 4
BOARD OF DIRECTORS

4.1                Nomination

                      The Board will consist of three Directors, one of whom will be nominated by Mena and two of whom will be nominated by Pillar. Each Director may from time to time appoint an alternate to act in his stead and who will for all purposes hereunder have the duties and powers of the appointing Director.

4.2                Retirement

                      If a Director ceases to be a Director for any reason (a “retiring director”), the Shareholders will fill the vacancy thereby created by forthwith appointing that individual who is nominated by the Shareholder who nominated the retiring director. Until the vacancy is filled, the Board will not transact any business or exercise any of their powers or duties except those necessary to elect such new Director or to preserve the business and assets of the Company. If the Shareholder entitled to do so fails for any reason to nominate an individual to fill such vacancy within thirty days after such vacancy arises, then the remaining Directors will appoint an individual to fill such vacancy. That individual will be deemed to be the nominee of such Shareholder but will resign, or be removed by the Shareholders, in favour of any individual thereafter nominated by such Shareholder.

4.3                Removal

                      If the removal of any Director is proposed, each Shareholder agrees to vote for such removal if, and against such removal unless, it has been proposed or approved by the Shareholder who nominated such Director.

4.4                Preservation of Nominees

                      Each of the Shareholders will vote at all Shareholder meetings and act in all other respects in connection with the corporate proceedings of the Company so as to ensure that the nominees of the Shareholders provided for in section 4.1 are elected, appointed and maintained in office from time to time as the Directors.

4.5                Chairman

                      The Shareholder having the larger Shareholder Interest will be entitled to appoint and remove the Chairman.

4.6                Board Meetings

(a)	The Board will meet no less frequent than once every quarter and may meet in person or by telephone conference call.

(b)	Board meetings will be held at such place as the Directors may unanimously agree from time to time, otherwise by conference telephone call.

(c)
Board meetings will be called by the Chairman upon at least 14 days’ notice, provided that in the case of an emergency, a meeting may be called upon at least 24 hours’ notice. Any Shareholder may also request a meeting upon at least 21 days’ notice to the Company and the other Shareholder.

(d)
Notice of a Board meeting may be waived if each Shareholder is represented at the meeting by at least one of its nominees and all the Directors present at the meeting agree upon the waiver and upon the proposed agenda.

(e)
Notice of all Board meetings will specify the time and place of, and the agenda for, the meeting, and a description of any business required to be specified under the Act. No material item of business will be transacted at a Board meeting unless the item appears on the agenda or at least one nominee of each Shareholder is present and those Directors unanimously agree to the item being added to the agenda.

(f)
A quorum for any Board meeting will be present if one nominee of each Shareholder (or his alternate) is present or participating by telephone. If a quorum is present at the meeting, the Board will be competent to exercise all of the authorities, powers and discretions bestowed upon it under this Agreement. No business other than the adjournment or termination of the meeting will be transacted at any meeting unless a quorum is present at the commencement of the meeting but the quorum need not be present throughout the meeting. If within half an hour from the time appointed for a meeting, a quorum is not present, the meeting will, at the election of those Directors who are present:

(i) be dissolved; or

(ii)
be adjourned to the same place or for reconvening by the same method, as applicable, but on a date and at a time, to be fixed by the Chairman before the adjournment, which will be not less than 24 hours after the adjournment. Notice of the adjourned meeting will be given to all of the Directors forthwith after the adjournment of the meeting. If at the adjourned meeting, a quorum is not present within half an hour from the time appointed, the Director or Directors present will constitute a quorum.

(g)
All matters to be determined by the Board or by the Directors hereunder or under the Management Agreement will be determined by resolution of the Board as contemplated in this Article 4. The Board will decide every matter submitted to it by simple majority, with each Director entitled to cast one vote.

(h)
The Chairman will appoint a secretary for the meeting to take minutes of that meeting and circulate copies of the minutes, signed by the Chairman and secretary, to each Director within 14 days after the meeting.

(i)	Any decision made by obtaining the consent in writing of all of the Directors will be as valid as a decision made at a Board meeting duly called and held.

(j)	Each Director will be entitled to reimbursement by the Company for expenses incurred in attending meetings of the Board.

(k)	The Board may establish such other rules of procedure, not inconsistent with this Agreement, as it deems fit.

4.7                Board Authority

                      Subject to section 4.6 and any other constraints specifically imposed by this Agreement, the Board will be responsible and have authority for the supervision of the management of the Project and of the business and affairs of the Company and the Subsidiary and will have such other authority as is set out in this Agreement.

4.8                Subsidiary Matters

                      The Shareholders and the Company will operate and administer the Subsidiary in accordance with the provisions of this Article 4, mutatis mutandis, unless otherwise unanimously determined by the Shareholders, and otherwise in accordance with this agreement and the Management Agreement.

ARTICLE 5
BUSINESS AND OPERATIONS

5.1                Operator

                      Pillar or an Affiliate of Pillar will be the Operator unless and until it resigns or is removed pursuant to the Management Agreement, in which event the Shareholders will select a new Operator and the Company and the Subsidiary will enter into a new management agreement upon substantially those terms and conditions as are set forth in Exhibit II to this Agreement.

5.2                Operational Compliance

                      The business of the Company and the Subsidiary and their respective operations will be undertaken and implemented in accordance with:

(a)	this Agreement and the Management Agreement;

(b)	the Company Constitution and the Subsidiary Constitution;

(c)	the Act and all other applicable laws and regulations including, without limitation, the laws and regulations of Nicaragua applicable to the Project.

If there is any inconsistency between this Agreement or the Management Agreement and the Company Constitution or the Subsidiary Constitution, or between this Agreement or the Management Agreement and the Act or any other law or regulation, then the relevant agreement will prevail, unless otherwise prohibited by applicable law.

5.3                Financial Books and Records

                      Proper books of account and other financial records will be kept by the Company and the Subsidiary, and entries will be made therein of all matters, terms, transactions and things as are customarily written and entered into books of account and other financial records in accordance with international generally accepted accounting principles and the Management Agreement. At the fiscal year end of the Company and the Subsidiary and at such other times as may reasonably be requested by either of the Shareholders, an audit of the books and records of the Company will be conducted by the Auditor and, for such purposes, the Auditor will have access to all books of account, records, vouchers, cheques, papers and documents of or which may relate to the Company and the Subsidiary, including those of the Shareholders to the extent to which they relate to the Company or the Subsidiary. If the Board so determines or if a Shareholder reasonably requests, an audit will also be conducted of the books and records of the Subsidiary.

5.4                Fiscal Year and Financial Statements

                      The fiscal year of Company and of the Subsidiary will be a period of 12 calendar months ending on <*>, provided that the first fiscal period will be the period from <*> to <*>, 200<*>. Annual financial statements of the Company, audited by the Auditor, and financial statements of the Subsidiary (audited, if so required by the Board) consisting of:

(a)	statements of income and of changes in financial position for the fiscal year, and

(b)	a balance sheet as at the end of such fiscal year,

will be prepared by the Company and delivered to the Shareholders within 120 days after the end of each fiscal year. Comparable unaudited quarterly financial statements will be prepared by the Company and delivered to the Directors within 60 days after the end of each quarter.

5.5                Bank Accounts

                      The Company and the Subsidiary will maintain a bank account or accounts at such bank or trust company as the Board determines from time to time in accordance with this Agreement and the Management Agreement. All Project bank accounts will be kept in the name of the Company or the Subsidiary, as appropriate, and all cheques, bills, notes, drafts or other instruments will require the signatures of such individuals as the Board may from time to time specify. All monies received from time to time for the account of the Company or the Subsidiary will be deposited immediately into the relevant Project bank accounts for the time being in operation in the same drafts, cheques, bills or cash in which they are received and all disbursements on account of the Company or the Subsidiary will be made by cheque or wire transfer drawn on such bank or trust company.

5.6                Shareholder Access

                      Each of the Shareholders and its authorized representatives will, upon reasonable advance notice and at their own risk and expense, have free access to examine the Property and other assets of the Company and the Subsidiary and their respective books of account and corporate and other records.

ARTICLE 6
PROJECT FINANCING AND NET CASH FLOW

6.1                Proportionate Equity Funds

                      Until the approval of a final feasibility study in respect of a mine on the Property, all Expenses to be incurred by the Subsidiary will be funded by each of the Shareholders subscribing for and purchasing additional Shares of the Company at $1.00 per Share in proportion to their respective Shareholder Interests at that time. Upon receipt of the subscription funds, the Company will advance such funds to the Subsidiary by way of loan or equity contribution, as the Board may determine.

6.2                Project Financing

                      From the approval of a final feasibility study in respect of a mine on the Property until the commencement of commercial production from such mine, all Expenses to be incurred by the Subsidiary will be funded by Project Financing through the Company.

6.3                Limited Recourse

All Expenses funded in accordance with section 6.2 will be funded on a basis that:

(a)
does not require either Shareholder to issue, reserve or contract to issue or reserve any share capital or to grant, transfer or assign, (except by way of security for any financing undertaken by the Company) any of its Shares or Shareholder Claims or advances to the Company to any other Person by way of a bonus or otherwise;

(b)
does not require either Shareholder to become obligated to any Person giving financing to the Company to any greater extent than the other Shareholder, determined proportionately in accordance with their respective Shares; and

(c)	limits any lender's recourse as against either Shareholder to its Shares, any Shareholder Claims or advances to the Company and its rights under this Agreement.

Each of the Shareholders will, if required to obtain the Project Financing, issue to any lender to the Company bonds, debentures or other written acknowledgements of its indebtedness in respect of any financing to the Company, secured by a first priority pledge, mortgage or charge of its Shares and Shareholder Claims.

6.4                Working Capital Shortfalls

(a)
All working capital requirements, as hereinafter defined, which are not satisfied by the incurring of Project Financing or out of the Company's cash flow (in accordance with the terms of an approved feasibility study), will be funded pro rata by the Shareholders according to their respective Shareholder Interests by way of subordinated loans from the Shareholders convertible to Shares at the rate of one share per dollar of loan or, if the Board so determines, purchases of Shares at $1.00 per Share.

(b)
For the purposes of this section 6.4, "working capital requirements" means the amount of working capital of the Company necessary to be advanced to the Subsidiary to ensure continuity of production at 70% of its mine's initial rated capacity until revenues are sufficient to meet cash operating costs.

6.5                Shareholder Financing

                      If after the approval of a final feasibility study for a mine on the Property the Board determines for any reason that sufficient Project Financing is not available on acceptable terms, the Board will advise the Shareholders by notice in writing (the "Board's Notice") of the respective amounts (according to their Shareholder Interests) of additional funds required by the Company that each Shareholder may provide by way of subscribing for and purchasing additional Shares at $1.00 per Share. Thereafter:

(a)
each Shareholder must, by notice to the Board, indicate, within thirty (30) days after receipt of the Board's Notice, whether or not it intends to provide up to its proportionate share of any additional financing by subscribing for and purchasing additional Shares of the Company at $1.00 per Share, failure to give such notice within such period of time being deemed to be delivery of a notice declining to fund.

(b)
if a Shareholder indicates that it intends to provide such funding by way of subscribing for and purchasing additional Shares, then such Shareholder will be obliged and hereby agrees to provide the amount specified in the Board's Notice of its proportionate share of such additional funding. Such funding must be provided within sixty (60) days of the Board's Notice.

(c)
If, during the thirty (30) day period after the Board's Notice, either of the Shareholders elects not to fund its proportionate share, or elects to fund only a portion thereof, in relation to any required additional financing, then the Shareholder who has agreed to contribute his or its entire proportionate share (the "Contributing Shareholder") will have the right to provide the shortfall by way of subscribing for and purchasing additional Shares at $1.00 per Share, provided that if the Contributing Shareholder does not elect to provide a sufficient amount of such shortfall to permit the program proposed through such financing to be carried out, the Board will be required to consider and approve a new program which requires a lesser amount of financing and the provisions of this section 6.5 will apply to the additional funds required for such new program.

(d)
If a Shareholder (the "Defaulting Shareholder") fails to pay or advance any additional financing required to be paid or advanced by it pursuant to this section 6.5 after having elected to provide such financing, such Defaulting Shareholder thereafter will have no further right to provide any additional funding for such financing by way of subscription for and purchase of additional Shares and the other Shareholder (provided that it has paid or advanced its own proportionate share) will have the right but not the obligation to contribute such additional financing that should have been provided by the Defaulting Shareholder on a pro rata basis (excluding the Defaulting Shareholder) by subscribing for and purchasing additional Shares at $0.50 per Share.

(e)
Notwithstanding the other provisions of this section 6.5, if all Shareholders agree, additional funding may be provided by way of Advances rather than subscriptions for and purchase of additional Shares at $1.00 per share. Such Advances will be on terms determined by the Board and approved by the all of the Shareholders.

6.6                Terms of Advances

                      The Shareholders will subordinate and postpone their Advances (including postponement of the date for payment of principal and interest thereon) as may be required from time to time in order to facilitate other Project Financing or to keep the Company in compliance with the terms of any credit facilities from time to time being used by the Company, and the Company will, at any time upon request by any Shareholder, execute and deliver to that Shareholder a promissory note and such other documentation as such Shareholder may reasonably require evidencing the obligations of the Company to that Shareholder in connection with the Advances. All Advances will be repaid before the Company is permitted to declare or pay any dividend.

6.7                Pillar Funding Option

                      Pillar may, at its option, assume responsibility for all or a portion of any Project Financing pursuant to section 6.2 which, if provided by Pillar, will be on terms no less favourable to the Company and the Subsidiary than would be available from a third party lender and otherwise in accordance with section 6.3.

6.8                Interest

                      Project Financing provided by Pillar will bear simple interest at the Agreed Rate. Interest will be applied to the amount of Project Financing owed to Pillar and outstanding from time to time from the date of each advance until such Project Financing is repaid.

6.9                Repayment

                      Project Financing provided by Pillar will be repayable by the Company out of the Net Cash Flow from the Project, as contemplated in section 6.13.

6.10               Pillar Lien

                      So long as the any principal or interest on any Project Financing provided by Pillar remains outstanding, Pillar will have, and the Company and the Subsidiary hereby grants to Pillar, a lien upon and security interest in their respective assets. Such lien will be subordinate to any security granted in connection with Project Financing provided by a third party lender.

6.11               Funding from Cash Flow

                      After production of Mineral Products commences from the Property, to the extent that the Subsidiary has available cash not otherwise dedicated as contemplated in section 6.12 to the retirement of debt or dividends, such cash will be used for Expenses before the Subsidiary incurs any additional debt.

6.12               Distributions

                      Sales of Mineral Products from the Project will be made at regular intervals, as would be customary in the industry for a comparable project. Not less than 20% of the Net Cash Flow, as defined in section 6.13, will be distributed to the Company for distribution to the Shareholders pro rata according to their respective Shareholder Interests as dividends, subject to (i) dividend restrictions of applicable law and (ii) the terms of any outstanding Project Financing. Dividends will be by way of cash distributions, which will be made no less frequently than quarterly, with an annual final adjustment after finalization of the annual financial statements of the Company.

6.13               Net Cash Flow

                      For the purposes of this Agreement, “Net Cash Flow” means Revenues less Operating Costs, each defined as follows:

(a)
“Revenues” means all revenues from the sale of Mineral Products, and all other Project revenues including, without limitation, insurance proceeds not allocated for replacement assets, proceeds from the sale of obsolete equipment and or other assets of the Subsidiary.

(b)
“Operating Costs” means all costs and expenses of maintaining the Subsidiary, of maintaining and operating any mine on the Property, and for the marketing, sale and delivery of Mineral Products, and includes, without limitation, any royalties, taxes, fees payable to the Operator pursuant to the Management Agreement, reasonable working capital, and such provisions for reclamation and closure cost or other liabilities as the Auditor or the Board may reasonably require to be reserved.

6.14               Project Financing Liability

                      Notwithstanding any other provision of this Article 6, to the extent that Net Cash Flow is insufficient for the repayment by the Subsidiary and the Company of Project Financing according to its terms, each of the Shareholders will be responsible for and agrees to advance to the Company for its pro rata share of such repayment, as and when required. The amount owing by a Shareholder to the Company under this section 6.14 may, if it is not advanced to the Company when due, be advanced by the other Shareholder and upon such advance will be deemed to be a loan to such defaulting Shareholder, repayable on demand and bearing interest at the Agreed Rate from time to time plus 5%. To secure its obligations in respect of any such loan, each Shareholder hereby pledges its Shares and grants a security interest in its Shareholder Interest (and the proceeds therefrom) to the other Shareholder.

ARTICLE 7
RESTRICTIONS ON TRANSFER

7.1                Restrictions

(a)
No Shareholder will Transfer any of its Shares or Shareholder Claims except (i) as permitted under section 7.2, (ii) in accordance with section 7.5, or (iii) with the prior written consent of the other Shareholder, which may be withheld in its sole discretion.

(b)
Except as permitted under section 7.2, no Transfer of Shares may be effected without a Transfer of the corresponding Shareholder Claims, and no Transfer of any Shareholder Claims may be effected without a Transfer of the corresponding Shares.

7.2                Transfers to Affiliates

                      Section 7.1 will not prohibit a Shareholder from Transferring some or all of its Shares or its Shareholder Claims to an Affiliate of such Shareholder, provided that the transferee complies with section 7.4. Notwithstanding the foregoing, where a Shareholder Transfers its Shares or Shareholder Claims to an Affiliate, the transferor will thereafter be jointly and severally liable with the transferee for the observance and performance of the covenants and obligations of the transferee under this Agreement, and will indemnify the other Shareholder against any loss, damage or expense incurred as a result of the failure by the transferee to comply with the provisions of this Agreement.

7.3                No Royalties or Encumbrances

                      No royalties in relation to the Property or any other Encumbrance on any assets of the Company or on any of the Shares will be permitted except as payable to the Nicaraguan government in accordance with Nicaraguan law, or in connection with Project Financing and then only subject to this Agreement, the Pillar lien described in section 6.10, the Shareholder security interests under section 6.14 and any security granted by the Company to secure an operating line of credit.

7.4                Privity

                      No Transfer of Shares and Shareholder Claims, other than to an existing Shareholder, will be effective and no transferee will have any rights hereunder until the transferee has executed an agreement agreeing to be bound by the terms and conditions of this Agreement and the Management Agreement to which the transferring Shareholder is a party, and upon such execution such transferee will thenceforth be bound as fully as though an original party, and will be subject to the duties and obligations, and may exercise each and every right, of a Party hereunder and, if applicable, of a party under the Management Agreement.

7.5                Pillar Pre-Emptive Right

                      Mena may only dispose of all and not less than all of its Shares and its Shareholder Claims. Prior to any such disposition, Mena must first, offer to sell the Shares and the Shareholder Claims to Pillar for cash consideration and upon such other terms and conditions as Mena deems fit or, if Mena has received a third party offer, then upon the terms and conditions of such offer, a copy of which will be delivered to Pillar with Mena’s offer. If the third party offer includes non-cash consideration, then it will be accompanied by a certificate of Mena stating, to the best of his knowledge, the cash equivalent consideration. If, within 30 days of Mena’s offer to sell, Pillar does not by written notice to Mena, accompanied by a certified cheque or bank draft in the amount of the purchase price, elect to purchase Mena’s Shares and Shareholder Claims upon the terms and conditions offered, then Mena will be free to dispose of the Shares and Shareholder Claims to a third party at any time within 90 days after the 30 day Pillar offer period, but only upon terms and conditions no less favourable to Mena than those contained, in the offer to sell to Pillar. If the Shares and Shareholder Claims are not so disposed of by Mena, then their disposition will again be subject to Pillar’s pre-emptive rights under this section 7.5.

7.6                Mena Pre-Emptive Right

                      Pillar may only dispose of all and not less than all of its Shares and its Shareholder Claims. Prior to any such disposition, Pillar must first, offer to sell the Shares and the Shareholder Claims to Mena for cash consideration and upon such other terms and conditions as Pillar deems fit or, if Pillar has received a third party offer, then upon the terms and conditions of such offer, a copy of which will be delivered to Mena with Pillar’s offer. If the third party offer includes non-cash consideration, then it will be accompanied by a certificate of a senior officer of Pillar stating, to the best of his or her knowledge, the cash equivalent consideration. If, within 30 days of Pillar’s offer to sell, Mena does not by written notice to Pillar, accompanied by a certified cheque or bank draft in the amount of the purchase price, elect to purchase Pillar’s Shares and Shareholder Claims upon the terms and conditions offered, then Pillar will be free to dispose of the Shares and Shareholder Claims to a third party at any time within 90 days after the 30 day Mena offer period, but only upon terms and conditions no less favourable to Pillar than those contained, in the offer to sell to Mena. If the Shares and Shareholder Claims are not so disposed of by Pillar, then their disposition will again be subject to Mena’s pre-emptive rights under this section 7.5.

ARTICLE 8
CONFIDENTIALITY AND PUBLIC STATEMENTS

8.1                Confidential Information

                      All documents, information and data concerning the Project (in this section called the “Confidential Information”) will be and remain confidential, and no Party will disclose any Confidential Information except if required by law or by the rules of any stock exchange or as otherwise permitted in this Article 8.

8.2                Exceptions

                      A Party may disclose Confidential Information to an Affiliate, consultant, advisor, lender, financier or potential purchaser, provided that it obtains from such disclosee an undertaking of confidentiality at least as onerous as the undertakings of the Parties in this Article 8.

8.3                Public Statements

                      Press releases and other public announcements by any Shareholder respecting this Agreement, the Project or the Company will be made only after consultation with the other Shareholder. Press releases and other public announcements by the Company will be made only with the consent of each of the Shareholders, such consent not to be unreasonably withheld.

8.4                Due Diligence Defense

                      No Party will be liable to the other for the fraudulent or negligent disclosure of information by any of its employees, servants or agents, provided that such Party has taken reasonable steps to ensure the preservation of the confidential nature of the Confidential Information.

8.5                Consent Process

                      Where a request is made for permission to disclose confidential information hereunder, a reply thereto will be made within three Business Days after receipt of such request, failing which the Party requesting will be entitled as if consent had been given to disclose such information in the limited circumstances specified in such request. Consent to any such request will not be unreasonably withheld by any Shareholder.

8.6                Exclusion

                      The provisions of section 8.1 do not apply to information which is or becomes part of the public domain other than through a breach of the terms hereof.

8.7                Pillar Proprietary Information

                      All the technology that Pillar may own, use or develop and all Pillar intellectual property relating to such technology will remain the exclusive property of Pillar. In delivering the results of and its interpretations and recommendations in relation to any work program or any other activities hereunder or under the Management Agreement, Pillar will not be obliged to disclose or release any information concerning any of such technology or intellectual property or to provide the methodology of any interpretations made by Pillar.

ARTICLE 9
ARBITRATION

9.1                Best Efforts to Settle Disputes

                      If any dispute, claim or question (a “Dispute”) arises out of or in connection with this Agreement or the Management Agreement, or with the performance, enforcement, breach, termination or validity of either such agreement, then the Shareholders will use all reasonable efforts to settle the Dispute. To this end, they will consult and negotiate with each other, in good faith and without undue delay, to reach a just and equitable solution satisfactory to both.

9.2                Arbitration

                      If the Shareholders do not reach a solution pursuant to section 9.1 within a period of 15 Business Days following formal notice of the Dispute by either Shareholder to the other, then upon further written notice by one Shareholder to the other, the Dispute will be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed under such rules and in accordance with the following;

(a)
the arbitrator or arbitration panel will be instructed that time is of the essence in the arbitration proceeding and, in any event, the arbitration award must be made within 30 days of the submission of the Dispute to arbitration;

(b)
after written notice is given to refer any Dispute to arbitration, the parties will, within 10 Business Days after delivery of the notice, negotiate in good faith any changes in these arbitration provisions or the Rules of Arbitration which are herein adopted, in an effort to expedite the process and otherwise ensure that the process is appropriate given the nature of the Dispute and the values at risk.

(c)	the arbitration will be conducted in the English language and will take place in Vancouver, British Columbia;

(d)	the arbitration award will be given in writing and will be final and binding on the parties, not subject to any appeal, and will deal with the question of costs of arbitration and all related matters;

(e)	to the extent that the assistance of a court is necessary in the enforcement of the arbitration award, the Shareholders hereby attorn to the exclusive jurisdiction of the British Columbia courts.

9.3                Urgent Relief

                      Nothing in this Article 9 restricts a Shareholder seeking urgent relief in any appropriate court pending the outcome of any arbitration proceedings, or seeking the assistance of an appropriate court in enforcing an arbitration award.

9.4                Applicable Law

                      All Disputes referred to arbitration (including the scope of the agreement to arbitrate, any statute of limitations, set-off claims, conflict of laws rules, tort claims and interest claims) will be governed by the substantive law of British Columbia.

ARTICLE 10
GENERAL PROVISIONS

10.1              Share Certificates

                      All outstanding certificates representing Shares, and every certificate representing the Shares hereafter issued, will have endorsed thereon in legible characters a notation to the effect that the Shares represented by such certificates are subject to the terms of this Agreement, and that a copy of this Agreement may be examined at the head office of the Company.

10.2              Force Majeure

                      If and to the extent that a Shareholder is prevented from complying with any obligation under this agreement by reason of circumstances beyond the control of that Shareholder, other than shortage of funds (a “Force Majeure”), then:

(a)
the Shareholder will be excused to such extent from performance of the relevant obligation for so long as the Force Majeure persists and provided that it diligently attempts to eliminate or mitigate its effects; and

(b)	where the obligation was to have been performed within a time limit, the relevant period of time will be extended for a period equivalent to the duration of the Force Majeure.

10.3              Severability

                      If any provision of this Agreement is determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect.

10.4              Carrying on Business

                      The Company covenants and agrees to carry on the Project and its business and operations in accordance with the provisions of this Agreement and the Management Agreement, and to take no action which would constitute a contravention of either.

10.5              Termination

                      This Agreement will continue in full force and effect from the date hereof until terminated by the earlier to occur of the following:

(a)	an instrument in writing signed by all of the Shareholders by which they agree to such termination; or

(b)	the filing of articles of dissolution or other final process for the winding-up or dissolution of the Company; or

(c)	the acquisition by one Shareholder, directly or through a wholly owned subsidiary or subsidiaries, of all of the issued and outstanding Shares.

10.6              Notice

(a)
Any notice or other communication given under this Agreement (including notices of Shareholders’ meetings) will be in writing and given by delivering it or sending it by facsimile or other similar form of electronic communication addressed to:

	(i)	Mena at:

<*>
Attention: <*> Fax No.: <*>

	(ii)	Pillar at:

<*>
Attention: <*> Facsimile: <*>

	(iii)	The Company:

<*>
Attention: <*> Facsimile: <*>

with a copy to the Shareholder that is not the sender.

(b)
Any such communication will be deemed to have been validly and effectively given if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. in the jurisdiction of the addressee and otherwise on the next Business Day, or if transmitted by facsimile or similar means of electronic communication on the Business Day following the date of transmission. Any Party may change its address for service form time to time by notice given in accordance with the foregoing and any subsequent notice will be sent to such Party at its changed address.

10.7              Waiver

(a)
No waiver of any of the provisions of this Agreement will be deemed to constitute a waiver of any other provision (whether or not similar); nor will such waiver be binding unless executed in writing by the Party to be bound by the waiver.

(b)
No failure on the part of any Party to exercise, and no delay in exercising any right under this Agreement will operate as a waiver of such right; nor will any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

10.8              Entire Agreement

                      This Agreement constitutes the entire agreement between the Shareholders as shareholders of the Company and in relation to the Subsidiary and the Area of Interest, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between them in that regard including, without limitation, the Option Agreement. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties hereto in connection with the subject matter of this Agreement except as specifically set forth herein and therein and no Party has relied or is relying on any other information, discussion or understanding in entering into and completing, the transactions contemplated in this Agreement and the Management Agreement.

10.9              Amendment

                      This Agreement and the schedules annexed hereto may only be amended, supplemented or otherwise modified by written agreement signed by all of the Parties.

10.10            Time of the Essence

                      Time will be of the essence of this Agreement.

10.11            Governing Law

(a)
Except for matters of title to the Properties or their transfer, which will be governed by the laws of Nicaragua, this Agreement will be governed by and interpreted and enforced in accordance with the laws of British Columbia.

(b)
Without derogating from the obligations of the parties to submit to arbitration pursuant to section 9.2, each of the parties irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of British Columbia and each of Pillar and Mena hereby appoints <*> [<*> agent] and <*> [<*> agent], respectively, as its agent for the service of any process with respect to any matter arising under or related to this Agreement.

10.12            Successors and Assigns

                      This Agreement will become effective when executed by the Parties and after that time will be binding upon and enure to the benefit of the Parties and their respective successors, heirs and administrators, and their respective permitted assigns.

10.13            Interpretation

                      Unless the context otherwise requires, words used in this Agreement importing either the masculine or neuter gender include the masculine, feminine and neuter genders and words importing the singular include the plural and vice versa.

10.14            Headings

                      Headings are inserted in this Agreement for convenience of reference only and will not affect the interpretation hereof.

10.15            Paramountcy

                      To the extent permitted by law, the provisions of this Agreement will supersede and override the provisions of the Company Constitution and the Subsidiary Constitution.

10.16            Counterparts

                      This Agreement may be executed by facsimile signatures and in any number of counterparts and all such counterparts taken together will be deemed to constitute one and the same instrument.

                      IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day, month and year first above written.

FRANK MENA

PILLAR RESOURCES INC.

Per:

[HOLDCO]

Per:

Per:

EXHIBIT I

to the Shareholders’ Agreement dated <*> between FRANK MENA, PILLAR
RESOURCES INC. and [HOLDCO]

Company Share Capital

The authorized capital of the Company consists of <*>.

The issued and outstanding capital of the Company consists of the following:

Name of Shareholder	Number of Shares Held

Mena	<*>

Pillar	<*>

EXHIBIT II

to the Shareholders’ Agreement dated <*> between FRANK MENA, PILLAR RESOURCES INC. and [HOLDCO]

Management Agreement

MANAGEMENT AGREEMENT

THIS AGREEMENT is dated as of the <**> day of <**>, <**>

BETWEEN:

[HOLDCO], a company incorporated under the laws of Aruba having offices at <address + fax number>

("Holdco")

AND:

[SUBSIDIARY], a company incorporated under the laws of Nicaragua having offices at <address + fax number>

(the "Subsidiary")

AND:

[PILLAR OPERATING COMPANY], a company incorporated under the laws of Aruba having offices at <address + fax number>

(“Opco”)

WITNESS THAT WHEREAS:

A.        Under a shareholders’ agreement (the “Shareholders’ Agreement”) dated as of the date hereof between Pillar Resources Inc. (“Pillar”), the sole owner of Opco and a 70% shareholder of the Company, and Frank Mena (“Mena”), a 30% shareholder of the Company, the parties agreed to enter into this agreement with respect to the management of Holdco and the Subsidiary’s mining project and the operations of the Holdco and the Subsidiary (together, the “Company”);

B.        The Company is engaged in the exploration, development and exploitation of mineral resources on the <**> property in Nicaragua, which property is more particularly described in Exhibit 1 to this Management Agreement (the “Property”);

            NOW THEREFORE THIS MANAGEMENT SERVICES AGREEMENT WITNESSES that in consideration of the sum of TEN ($10.00) DOLLARS now paid by the Company to Opco and of the mutual covenants and agreements hereinafter contained, the parties agree as follows:

1.        ENGAGEMENT

1.1       The Company hereby retains and engages Opco, and Opco hereby accepts such retainer and engagement, to provide the facilities and personnel and to perform the services set forth in article 2 hereof on the terms and conditions hereinafter set forth.

1.2       The term of this Management Agreement will be for an indefinite period commencing on the date hereof and ending upon termination in accordance with article 6 (the “Term”).

2.        SERVICES

2.1       During the Term Opco will provide the following corporate, administrative and technical services and supplies to the Company:

(a)	general corporate management and strategic planning services, and planning and implementing financings and acquisitions;

(b)	reception, secretarial, office management and communications services, use of general of f ice equipment, and office supplies;

(c)	day-to-day bookkeeping and ongoing record keeping and accounting services and arranging f or collection and payment of all receivables and payables of the Company;

(d)	communications with the shareholders of the Company including responding to shareholder enquiries and matters in relation to general meetings of shareholders of the Company;

(e)	attending to all filings and reporting as may be required in the normal course of business with all applicable governmental and regulatory authorities on behalf of the Company;

(f)
maintaining records in relation to mineral properties of the Company, including filing of assessment work and advising the Company as to requirements to keep its mineral properties in good standing; and

(g)	communications with the Company's professional advisors including, without limitation, its solicitors, auditors, fiscal agents and independent consultants, with respect to general corporate matters regarding the Company; and

(h)	carrying all of the activities necessary or advisable for exploration, development and exploitation of the Property by the Company in accordance with the Shareholders’ Agreement.

2.2       The services to be performed by Opco hereunder will be performed only by appropriately qualified and experienced personnel.

2.3       Opco will carry out the services to be performed hereunder in a careful and workmanlike manner, in accordance with applicable law and such that the Company is at all times in compliance with the Shareholders’ Agreement

3.        COMPENSATION AND EXPENSES

3.1       During Term the Company will pay to Opco, and Opco hereby accepts in full payment and satisfaction for all the services rendered pursuant to article 2:

(a)
for the services of all Opco personnel whose time can be directly allocated to activities on behalf of the Company hereunder including, without limitation, secretarial and word processing services, bookkeeping, accounting and record keeping services, in-house legal services, shareholder communication services and corporate financing services, a monthly fee equal to a pro rata portion of the monthly corporate cost to Opco of the each of the personnel providing such services (including in such costs all benefits provided by Opco, at cost) equal to the percentage that the time spent by such individual on matters pertaining to the Company is of the total time spent by such individual on all matters during such period, based on either hours or days (eight working hours) as is appropriate to the nature of the services provided (the "Direct Costs").; and

(b)
for all overhead and management services of Opco personnel which cannot reasonably be directly allocated to time spent on behalf of the Company including, without limitation, pursuant to paragraph 2.2(a), a monthly management fee of $<**> (the "Management Services Fee”).

3.2       The Company will pay the Direct Costs and Management Services Fee to Opco on a monthly basis upon presentation of an invoice therefor by Opco in respect of services rendered during the past month.

3.3       The Company will reimburse Opco on a monthly basis for all reasonable costs, expenses and disbursements incurred by Opco on behalf of the Company including,

without limitation, filing fees, travel, food and lodging costs, long distance telephone calls, facsimile charges, delivery and courier charges, bulk postage and special duplicating and printing charges, without any mark-up thereon. If Opco disburses such funds on behalf of the Company in advance, it will be entitled to charge a reasonable rate of interest on such advances, until paid, not exceeding ten percent (10%) per annum.

3.4       Opco will provide for the use of the Company such office space and furnishings as it deems appropriate, and for the provision of such space, Opco will be entitled to charge the Company a pro rata portion of the total rent paid by Opco for its offices, based on the proportion of the total space allocated to the Company. The Company will pay such rent on a monthly basis upon presentation of an invoice therefor by Opco.

3.5       The Company will be responsible for payment of or reimbursement of Opco for any value added tax, sales tax or other taxes exigible on any of the charges provided for in this Agreement, all of which charges will be in addition to the charges set forth elsewhere in this Management Agreement.

3.6       Opco will cause its personnel to maintain appropriate records of time spent performing services hereunder on behalf of the Company and of reimbursable costs, and will make such records available to the Company upon request

3.7       All payments due to Opco hereunder will be made in US dollars by direct deposit to a bank account in Aruba specified by Opco.

4.        RELATIONSHIP OF THE COMPANY AND OPCO

4.1       The Company acknowledges that during the Term Opco will engage in other business activities for gain, profit or other pecuniary advantage, including without limitation, the provision of services to other public and private companies similar or identical to those to be rendered to the Company, and that Opco and its directors, officers, employees and servants will therefore only be required to devote such time and effort to the provision of services to the Company hereunder as are reasonably necessary to efficiently and competently perform and carry out such services.

4.2       Opco will perform all services on behalf of the Company hereunder as an independent contractor, and neither Opco nor any of its directors, officers, employees, agents or servants will, in the performance of the services hereunder, be considered for any reason to be partners, employees or servants of the Company or, except to the extent expressly permitted hereunder, as agents of the Company.

4.3       To the extent necessary to permit Opco to perform the services required hereunder, the Company will provide evidence of the authority of Opco or its representatives as agent for the Company hereunder.

4.4       Opco and the Company acknowledge that from time to time certain directors, officers, employees, agents or servants of Opco may also be directors or officers of the Company and as such may perform services, other than those contemplated under this Management Agreement, directly for the Company. With respect to the performance of such services directly for the Company, such persons will be considered as directors, officers', agents or servants of the Company and not of Opco and such services will not form part of the services to be rendered or compensated for hereunder.

5.        ACCESS TO INFORMATION

5.1       Opco will provide full access to representatives of the Company's auditors to all accounting records and supporting documentation relating to the Company and Expenditures, and will permit them, at the Company's expense, to take such copies as may be reasonably requested.

5.2       The officers, directors and authorized representatives of the Company and the auditors and solicitors of the Company will be entitled, during normal business hours, to full and complete access to all records maintained by Opco on behalf of the Company and with respect to the business, properties or mineral exploration programs of the Company.

6.        TERMINATION

6.1       This Management Agreement will terminate upon any one or more of the following events:

(a)
if Opco commits an act of bankruptcy, is adjudicated a bankrupt or otherwise becomes subject to the provisions of the Bankruptcy Act (Canada), Companies Creditors Arrangements Act (Canada) or similar legislation, or if a receiver, liquidator or receiver manager is appointed for the assets or business of Opco;

(b)	at the written election of the Company if:

	(i)	there is a complete or substantially complete refusal by Opco to render the required services hereunder, or

	(ii)	if Opco refuses to efficiently and competently perform and carry out the required services hereunder;

and after notice of such default, the Company has failed to cure the default within 60 days after such notice; or

(c)	at the election of Opco, upon Opco giving no less than thirty (30) days,' written notice to the Company of its intention to terminate this Management Agreement.

7.        MISCELLANEOUS

7.1       If there is a disagreement or a dispute between Opco and the Company with respect to this Management Agreement or the interpretation thereof, or the services, facilities or equipment to be provided hereunder, then such dispute or disagreement will be referred to arbitration in accordance with Article 10 of the Shareholders’ Agreement, which by this reference is hereby incorporated into this Agreement mutatis mutandis.

7.2       The failure of a party to insist upon strict adherence to any one or more of the terms of this Management Agreement on one or more occasions will not be construed as a waiver of any such term by such party or deprive the such party of the right to require strict compliance thereafter with the same or any other term of this Management Agreement.

7.3       If any portion of this Management Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, the remaining covenants and restrictions or portions thereof will remain in full force and effect.

7.4       The obligations and rights of the Company under this Management Agreement may not be assigned or transferred. The obligations and rights of Opco under this Management Agreement may not be assigned or transferred without the prior written consent of the Company first being obtained, such consent not to be unreasonably withheld.

7.5       Any notice or other communication to be given hereunder will be in writing and will be addressed to the party to receive such notice or communication at the address for such party set out on page one hereof. All notices will be either sent by telecopier or delivered by prepaid courier, in each case addressed to the recipient party and will be deemed to have been given and received if delivered, on the day of delivery or if sent by telecopier, on the business day following the date it was so sent. Any party may at any time give notice in writing to the other parties of a change in its address for the purposes of this Management Agreement.

7.6       The headings used throughout this Management Agreement are inserted for reference purposes only and are not to be considered, or taken into account, in considering the terms or provisions of this Management Agreement, nor to be deemed in any way to qualify, modify or explain the effect of any such terms or provisions.

7.7       This Management Agreement may only be changed or modified by an agreement in writing signed by all of the parties hereto.

7.8       This Management Agreement will be governed by and interpreted in accordance with the laws of British Columbia and, without derogating from the obligation to arbitrate pursuant to section 7.1, the courts and arbitrators of British Columbia will have exclusive jurisdiction with respect hereto.

            IN WITNESS WHEREOF Opco, Holdco and the Subsidiary have executed this agreement as of the day and year first above written.

[HOLDCO]

Per:

Authorized Signatory

[SUBSIDIARY]

Per:

Authorized Signatory

[OPCO]

Per:

Authorized Signatory

SCHEDULE 4

to the Option Agreement made as of October 1, 2003, between FRANK MENA and PILLAR RESOURCES INC.

TRUST PROVISIONS

1.	Trustco will hold 70% of the issued and outstanding shares of Chorti Aruba (the ”Shares”) in trust in accordance with the Trust Agreement.

2.
If the Option is terminated as to all of the Concession Areas at the election of the Optionee under Section 4.9 of the Option Agreemnt, then the Optionee will notify Trustco concurrently with notice to the Optionor under Section 4.9 as to the last Concession Area terminated.

3.
If the Option is terminated as to all of the Concession Areas due to the Optionee’s failure to cure a default under Section 4.6 or Section 4.7 of the Option Agreement, then the Optionor will notify Trustco upon the expiry of the 30 day cure period under that section.

4.
Upon receipt of notification from the Optionee under paragraph 2 or from the Optionor under paragraph 3, Trustco will transfer the Shares to the Optionor or his nominee and cause their registration in the name of the transferee.

5.
If pursuant to Section 5.5 of the Option Agreement the Optionor and the Optionee determine to permit the joint exploration and development of the last remaining Concession Area held by Chorti to proceed through Chorti Aruba and Chorti, then they will jointly notify Trustco. Upon receipt of such notification, Trustco will transfer the Shares to the Optionee or its nominee and cause their registration in the name of the transferee.

6.
If the Optionor and the Optionee jointly notify Trustco to transfer the Shares, then Trustco will transfer the Shares and cause their registration in the name of the transferee in accordance with such notification.

7.
Trustco will execute all documents and do all other things necessary to permit the Optionee to exercise its rights under Section 6.1(a) of the Option Agreement and the Optionor to exercise its rights under Section 6.1(b) of the Option Agreement.

8.	Trustco will have the same obligations of confidentiality as those of the Optionor and the Optionee under Article 9 of the Option Agreement.

9.
The Optionee will be responsible for and will bear and pay all of the fees and disbursements of Trustco, properly invoiced and with reasonable supporting documentation, in carrying out Trustco’s obligations under the Trust Agreement.

10.	If there is any dispute or disagreement concerning the Trust Agreement, it will settled by arbitration under the same provisions for arbitration as are contained in Article 10 of the Option Agreement.

To: Frank Mena Morenco and Associates

Re: Investment and Option Agreement.

Date: 2003-02-27

Dear Frank,

Following up on our discussions of today, I herein outline the terms of the agreement reached between us whereby Pillar Resources Inc. or its assignee, is hereby granted the exclusive right and option to acquire a 70% interest in eight mineral concessions areas in Nicaragua held by you, your associates and assignees.

The concession areas are outlined in detail in schedule A attached. It is further agreed by the parties that some of the concession areas will be expanded with new applications at the request of Pillar. These new applications will be adjacent to the present concessions and, far all intents and purposes of this agreement, will form part of the concession area to which the application is adjacent

Pillar Resources Inc agrees to fund all costs related to the new concession applications, concession transfers and legal costs related to this agreement and the corporate structure herein proposed.

STRUCTURE

1.	A new Company will be incorporated in Nicaragua, a holding Company, to be referred to in this proposal as (NewCo). All of the concessions in Schedule A will be transfereed into NewCo.

2.	30% of the issued shares in NewCo will be issued in the name of Frank Mena, his associates or assignees, to be referred to in this proposal as (Frank)

3.	70% of the shares in NewCo will be issued in the name of a representative of the incorporating law firm, preferably a firm of international status, and those shares will be held in trust.

4.	The contract between us will call for the law firm to hold those shares in trust until one of the following two things occur:

	C)	Pillar completes its obligations under the agreement regarding all of the concessions still held by NewCo and the 70% interest in NewCo is transferred to Pillar or its assignee.

Or

	B)	Pillar does not complete its obligations under the agreement on any of the concessions and all of the concessions are transferred out of NewCo back to Frank. At this point the 70% interest in NewCo may also be transferred to Frank upon request.

It is agreed that any disagreements between the parties regarding the agreement will be settled by arbitration under the arbitration laws of Florida, USA or any other jurisdiction if agreed to by both parties.

A second company will he incorporated in the country and that will be the operating company, to be referred to in this agreement as (OpCo). 100% of the shares of OpCo will be owned by NewCo. Pillar will appoint the general Manager and staff of OpCo.

Obligations of Pillar Resources Inc regarding Earn-In

To earn an interest in any one or all of the concessions, Pillar must complete the following cash payments and property expenditures.

1.	US$50,000 upon signing of this binding letter agreement between us outlining the terms whereby Pillar has an exclusive right to earn a 70% interest in the concession areas outlined in schedule A attached.

2.	US$150,000 upon the transfer of these concessions into NewCo, which will be done as quickly as possible. (I appreciate that all of the concessions are not granted yet, so this payment will he made on a pro-rata basis as the concessions are transferred in. With, of course, a guarantee that all of the concessions will be transferred in as quickly as possible.

3.	US25,000 per concession on the six-month anniversary of each concessions transfer into NewCo, to be paid on each of the concessions that Pillar wishes to continue the option. There will be a minimum payment amount of $100,000 provided Pillar continues the option on at least one of the concessions. All of the concessions on which Pillar does not wish to continue the option will be transferred back to Frank.

4.	In order for Pillar to earn its 70% interest in any one of the concessions, US$2,000,000 must be spent on that concession in exploration and development. US$2,000,000 must be spent on each and every concession in which Pillar wishes to earn the 70% interest. The expenditures must be incurred in the following manner and minimum yearly amounts:

	A)	US$300,000 in the first year following the transfer of title of that concession to NewCo.

	B)	US$700,000 in the second year following the transfer of title of that concession to NewCo.

	C)	US$1,000,000 in the third year following the transfer of title to NewCo.

Pillar may spend the required amounts and earn their interest quicker if they desire. The expenditures above are the minimum yearly expenditures required for each concession that Pillar wishes to continue the option

Each year upon the close of the twelve-month period on each concession, an accounting of the monies spent and a geological report of results obtained will be presented to Frank.

If Pillar failed to make the required expenditure on any concession, Pillar will have the right to either:

A)	Make up the difference by making a cash payment to Frank equal to the shortfall

Or

B)	Transfer that or those concessions out of NewCo back to Frank.

Pillar will have the right to transfer any concession out of NewCo back to Frank at any time.

Upon Pillar completing the US$2,000,000 earn-in expenditure on any one concession, to complete the earn-in of the 70% interest in that concession, Pillar must pay to Frank US$250,000. This payment must be made for each and every concession area that Pillar completes the $2,000,000 expenditure and wishes to acquire the 70% interest.

Following Pillars earn-in of a 70% interest in a concession, the following shall occur:

Pillar will give to Frank a comprehensive report on that concession detailing results obtained, potential and plans going forward.

Frank will have 90 days from the receipt of the report to decide if they wish to convert the 30% working interest to a 4% NSR or if they wish to continue with a 30% contributing interest.

If Frank coverts to a 4% NSR, Pillar will have the right at any time to purchase 2 of that 4% NSR for US$1,250,000 per percentage point. If Pillar purchases the 2% NSR, the Company will have a first right of refusal to purchase the remaining 2% if Frank puts it for sale.

If Frank decides to remain with a 30 % participating interest, a standard shareholders agreement would be prepared and signed by the parties, with all of the normal and acceptable rules and clauses for our industry. The form of the shareholders agreement is to be further defined in the formal agreement to be prepared between us.

If the above terms are acceptable to you, please sign below to acknowledge the agreement between us. Upon the receipt of the payment of US$50,000 a binding agreement will be formed between us and NewCo and OpCo will be incorporated with all haste.

It is further agreed that upon the formation of NewCo and OpCo, a more formal agreement will be drafted and signed by the parties, further defining the terms of the agreement between us.

Signed: /s/ Frank Mena Morenco and Associates Frank Mena Morenco and Associates	Signed: /s/ Simon Thomas Ridgway Simon Thomas Ridgway

Schedule A

No.	Concession Name	Company	Area (Ha.)	Government Agreement No.
1	El Gallo	Resources and Mining, S.A.	7,200	190-RN- MC/2002
2	El Guayabo	Delgratia Mining Corporation	21,400	182-RN- MC/2002
3	Guapinol	Delgratia Mining Corporation	3,000	177-RN- MC/2002
4	Chachagua	Delgratia Mining Corporation	3,600	178-RN- MC/2002
5	San Albino-Murra	Delgratia Mining Corporation	8,700	179-RN- MC/2002
6	Columbus	Delgratia Mining Corporation	14,000	180-RN- MC/2002
7	San Ramon Matiguas	Delgratia Mining Corporation	800	189-RN- MC/2002
8	Kisilala	Delgratia Mining Corporation	13,500